Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

In re:	)	Chapter 11
)
ATA Holdings Corp., et al.,	)	Case No. 04-19866
	)	(Jointly Administered)
Debtors.	)

FIRST AMENDED JOINT CHAPTER 11 PLAN
FOR REORGANIZING DEBTORS(1)

James M. Carr (#3128-49)
Terry E. Hall (#22041-49)
Stephen A. Claffey (#3233-98)
Jeffrey C. Nelson (#25173-49)

Baker & Daniels LLP
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
Telephone:  (317) 237-0300
Facsimile:  (317) 237-1000

Jerald I. Ancel
Michael O’Neil
Jeffrey J. Graham
Sommer Barnard Attorneys, PC
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Telephone: 317-713-3500
Facsimile: 317-713-3699

Wendy W. Ponader (#14633-49)
Ponader & Associates, LLP
5241 North Meridian Street
Indianapolis, Indiana 46208
Telephone: (317) 496-3072
Facsimile: (317) 257-5776

Attorneys for Reorganizing Debtors

Dated:  December 14, 2005

(1)          The Reorganizing Debtors are: ATA Holdings Corp. (04-19866), ATA Airlines, Inc. (04-19868), ATA Leisure Corp. (04-19870), ATA Cargo, Inc. (04-19873), and American Trans Air Execujet, Inc. (04-19872).

i

ARTICLE XI	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS	196

ARTICLE XII	CONDITIONS PRECEDENT	211

ARTICLE XIII	RETENTION OF JURISDICTION	216

ARTICLE XIV	MISCELLANEOUS PROVISIONS	222

ii

LIST OF EXHIBITS

Exhibit A	Investment Agreement

Exhibit B	Amended and Restated ATSB Loan Agreement

Exhibit C	New Investor Exit Facility Secured Note

Exhibit D	New Investor Exit Facility Security Agreement

Exhibit E	New Fleet Note A

Exhibit F	New Fleet Note B

Exhibit G	Nonexclusive Schedule of Rejected Executory Contracts and Unexpired Leases

Exhibit H	Exclusive Schedule of Assumed Executory Contracts and Unexpired Leases

Exhibit I	Nonexclusive List of Retained Actions and Nonexclusive List of Avoidance Actions

Exhibit J	ALPA Stock Option Plan

Exhibit K	Management Stock Option Plan

Exhibit L	Subscription Forms

Exhibit M	Rights Offering Claim Amount List

Exhibit N	Articles of Incorporation and Bylaws

Exhibit O	Accredited Investor Certification

Exhibit P	Certificate of U.S. Citizenship

Exhibit Q	Warrant Agreement

Exhibit R	Minority Shareholder Protection Term Sheet

iii

INTRODUCTION

ATA Holdings Corp., ATA Airlines, Inc., ATA Leisure Corp., ATA Cargo, Inc., and American Trans Air Execujet, Inc. (collectively, the “Reorganizing Debtors”), debtors and debtors-in-possession in these jointly administered chapter 11 cases jointly propose the following chapter 11 plan (the “Plan”) for the resolution of the outstanding creditor claims against and equity interests in the Reorganizing Debtors.  Capitalized terms used herein shall have the meanings ascribed to such terms in Article I.B. hereof.  The Reorganizing Debtors are proponents of the Plan as the term “proponent(s)”is used in section 1129 of the Bankruptcy Code.  MatlinPatterson Global Advisers LLC, a Delaware limited liability company (“MatlinPatterson”), is, on behalf of the New Investor (as defined herein), also a co-proponent of the Plan as the term “proponent” is used in Section 1129 of the Bankruptcy Code.

The Plan contemplates the reorganization of the Reorganizing Debtors pursuant to section 1121(a) of the Bankruptcy Code.  The assets of the other Debtors (the “Liquidating Debtors”)(2) in these administratively consolidated chapter 11 cases will be or have been sold or otherwise liquidated and the distribution of the liquidation proceeds will be made to post-Petition Date (and perhaps pre-Petition Date) creditors pursuant to one or more additional chapter 11 plans, through a conversion of one or more of the chapter 11 cases for the Liquidating Debtors to one or more cases under chapter 7 of the Bankruptcy Code, or by a process approved by the Bankruptcy Court.

The Plan contemplates the substantive consolidation of the Estates of the Reorganizing Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation, and distribution.  Unless substantive consolidation has been approved by an order of the Bankruptcy Court, the Plan shall serve as a motion by the Reorganizing Debtors seeking entry of an order by the Bankruptcy Court substantively consolidating the Estates of the Reorganizing Debtors and the Confirmation Order authorizing substantive consolidation shall constitute an order of the Bankruptcy Court approving the substantive consolidation of the Reorganizing Debtors.  In the event that the Bankruptcy Court substantively consolidates none or some but not all of the Reorganizing Debtors, the Plan Proponents reserve the right to amend the Plan and proceed with confirmation without substantive consolidation or with partial substantive consolidation as allowed by the Bankruptcy Court.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Plan Proponents expressly reserve their rights to alter, amend, modify, revoke or withdraw this Plan, one or more times, prior to the Plan’s substantial consummation.

(2)          The Liquidating Debtors are:  Ambassadair Travel Club, Inc., Amber Travel, Inc., and C8 Airlines, Inc. f/k/a Chicago Express Airlines, Inc.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINITIONS, RULES OF
INTERPRETATION, AND COMPUTATION OF TIME

A.                                    Scope of Definitions

For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B of this Plan.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B.                                    Definitions

1.1                                 “Accredited Investor Certification” means the certification substantially in the form attached hereto as Exhibit O certifying that the holder of a General Unsecured Claim is an accredited investor as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act with respect to the Rights Offering New Shares.

1.2                                 “Additional Warrants” means warrants issued as of the Effective Date by the New Holding Company pursuant to the Warrant Agreement to the holders of Allowed Class 6 Claims if, but only if, all of the Rights Offering New Shares are subscribed for by the Subscription Expiration Date and purchased by the Effective Date by Qualified Holders, which warrants shall allow such holders of Allowed Class 6 Claims to purchase their Pro Rata share of Additional Warrants Shares for the Per Share Value at any time prior to the fifth anniversary of the Effective Date.

1.3                                 “Additional Warrants Shares” means the 228,586 New Shares issuable upon exercise of the Additional Warrants, subject to adjustment as set forth therein.

1.4                                 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(1), 507 (b) or 1114 (e)(2) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the businesses of the Reorganizing Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases (including such Claims by the Liquidating Debtors against the Reorganizing Debtors), (b) the ATSB Super-Priority Claim, any Southwest DIP Facility Claim or New DIP Facility Claim, (c) Professional Claims, (d) all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code, (e) the Indenture Trustee Fees and Expenses, and (f) all Allowed

Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

1.5                                 “Administrative Claims Bar Date” means the deadline for filing proofs or requests for allowance and payment of Administrative Claims, which shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court and except with respect to Professional Claims which shall be subject to the provisions of Article 10.2 hereof.

1.6                                 “AFA” means the Association of Flight Attendants, International.

1.7                                 “Affiliate Debtors” means all of the Reorganizing Debtors, other than Holdings.

1.8                                 “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.

1.9                                 “Aircraft Equipment” means an aircraft, aircraft engine, propeller, appliance or spare part (and includes all records and documents relating to such equipment that are required, under the terms of the security agreement, lease, or conditional sale contract, to be surrendered or returned in connection with the surrender or return of such equipment) that is leased to, subject to a security interest granted by or conditionally sold to, one of the Reorganizing Debtors.

1.10                           “Allowed Claim” or “Allowed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Reorganizing Debtors and the holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), or (b) as to which, on or by the Effective Date, (i) no proof of claim or interest has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim or Interest that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim or interest in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed by the Claims Objection Deadline, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan, or (e) that has been settled.  For purposes of voting to accept or reject the Plan pursuant to Article 5.1, and subject to the Multiple Claims Rule set forth in Article 1.146, Allowed Claim or Allowed Interest include a Claim or Interest (t) listed in a liquidated, noncontingent, and undisputed amount on the Schedules and for which a timely proof of claim or interest has not been filed as of the Voting Deadline, (u) that has been estimated pursuant to Bankruptcy Rule 3018(a) and the Solicitation Procedures Order, or (v) a timely proof of claim or proof of interest has been filed and no objection remains pending as of the Confirmation Hearing.

1.11                           “Allowed Class . . . Claim” or “Allowed Class . . . Interest” means an Allowed Claim or an Allowed Interest in the specified Class.

1.12                           “ALPA” means the Air Line Pilots Association, International.

1.13                           “ALPA Claim” means the Allowed Class 6 Claim held by ALPA against ATA for the benefit of its members in the amount of $128,850,000.  The ALPA Claim was allowed pursuant to the 1113 Compromise.

1.14                           “ALPA Option Shares” means the New Shares issuable pursuant to the ALPA Stock Option Plan.

1.15                           “ALPA Stock Option Plan” means the Non-Qualified ALPA Stock Option Plan, substantially in the form of Exhibit J.  The ALPA Stock Option Plan is proposed by Plan Proponents pursuant to the order of the Bankruptcy Court dated October 12, 2005 approving the 1113 Compromise.  The ALPA Stock Option Plan will be established as of the Effective Date and options granted thereunder and the ALPA Option Shares issuable thereunder will be issued in satisfaction of and to obviate a Claim by ALPA.

1.16                           “Amended and Restated ATSB Loan Agreement” means the amended and restated ATSB Loan Agreement (substantially in the form attached as Exhibit B to this Plan) to be entered into by and among the Reorganized Companies and the ATSB Lender Parties to govern the New ATSB Loan Obligations as of the Effective Date.

1.17                           “Amended and Restated ATSB Loan Documents” means (a) the Amended and Restated ATSB Loan Agreement, (b) the ATSB Secured Note, (c) the Amended and Restated ATSB Security Documents, and (d) such other documents to be executed by one or more of the parties to the Amended and Restated ATSB Loan Agreement, as provided in the Amended and Restated ATSB Loan Agreement.

1.18                           “Amended and Restated ATSB Security Documents” means the security documents, as further described in the Amended and Restated ATSB Loan Documents, that amends and restates the ATSB Mortgage and Security Agreement.

1.19                           “Articles of Incorporation and Bylaws” means the Articles of Incorporation and Bylaws of the New Holding Company, substantially in the form of Exhibit N.

1.20                           “ATA” means ATA Airlines, Inc., an Indiana corporation, debtor-in-possession in Case No. 04-19868 pending in the Bankruptcy Court.

1.21                           “ATSB” means the Air Transportation Stabilization Board created pursuant to the Air Transportation Safety and Stabilization Act, P.L. 107-42 (2001) (the “Act”) and the regulations issued by the Office of Management and Budget under the Act, 14 C.F.R. Part 1300, Aviation Disaster Relief – Air Carrier Guarantee Loan Program.

1.22                           “ATSB Agent” means Citibank, N.A. in its capacity as Agent (as defined in the ATSB Loan Agreement) under the ATSB Loan Agreement.

1.23                           “ATSB Lender Parties” means Govco Incorporated, as Primary Tranche A Lender, Citibank, N.A. as Alternate Tranche A Lender, Tranche B Lender, Collateral Agent and Agent, Citicorp North America, Inc., as Govco Administrative Agent, and the ATSB, in each case, as set forth in more detail in the ATSB Loan Agreement.

1.24                           “ATSB Lenders” means the lenders from time to time (and as of the time relevant to the use of the definition herein) under the ATSB Loan Agreement and the Amended and Restated ATSB Loan Agreement.

1.25                           “ATSB Lenders Settlement Agreement” means the ATSB Lenders Settlement Agreement approved by an order of the Bankruptcy Court entered April 20, 2005.

1.26                           “ATSB Loan Agreement” means the $168 million Loan Agreement, dated November 20, 2002, among ATA, as Borrower, Holdings, as Parent, Govco Incorporated, as Primary Tranche A Lender, Citibank, N.A., as Alternate Tranche A Lender, Citicorp North America, Inc., as Govco Administrative Agent, Citibank, N.A., as Tranche B Lender, BearingPoint, Inc. (formerly KPMG Consulting, Inc.), as Loan Administrator, Citibank, N.A., as Collateral Agent, Citibank, N.A., as Agent and the ATSB, governing the ATSB Loan Obligations (as defined in the Cash Collateral Order).

1.27                           “ATSB Mortgage and Security Agreement” means that certain Mortgage and Security Agreement, dated as of November 20, 2002, made by ATA Airlines, Inc. (f/k/a American Trans Air, Inc.) in favor of Citibank, N.A., as Collateral Agent.

1.28                           “ATSB Secured Claim” means the Allowed Class 1 Claim of the ATSB Lenders arising under the ATSB Loan Agreement and allowed as a secured claim under Bankruptcy Code § 506 against ATA pursuant to the April 20, 2005 order of the Bankruptcy Court approving the ATSB Lenders Settlement Agreement after application of the Quarterly Payments and the Section 9(m) Payment (each as defined in the ATSB Lenders Settlement Agreement).

1.29                           “ATSB Secured Claim Term Sheet” means the term sheet attached as Exhibit 5 to the Disclosure Statement.

1.30                           “ATSB Secured Note” means the Note (as defined in paragraph 2.b. of the ATSB Lenders Settlement Agreement) in the principal amount of the ATSB Secured Claim.

1.31                           “ATSB Super-Priority Claim” means the super-priority administrative expense claim of the ATSB Lenders as provided in Section 9(e) of the Cash Collateral Order.

1.32                           “ATSB Unsecured Claims” means (i) the Deficiency Claim (as defined in the ATSB Lenders Settlement Agreement) which is an Allowed Class 6 Claim held by the ATSB Lenders against ATA in the amount of $30,564,059.75, and (ii) the Legal Expense Reimbursement (as defined in the ATSB Lenders Settlement Agreement), to the extent they are not provided to be paid by the Amended and Restated ATSB Loan Agreement, which are

Allowed Claims pursuant to the April 20, 2005 order of the Bankruptcy Court approving the ATSB Lenders Settlement Agreement.

1.33                           “Avoidance Claims” means Causes of Action against Persons arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548 through 551 and 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

1.34                           “Ballot” means each of the ballot forms that are distributed with the Disclosure Statement to holders of Claims who are included in Classes that are Impaired under the Plan and entitled to vote to accept or reject the Plan, and shall include the form letters of direction regarding voting with respect to the 1996/1997 EETC Aircraft Rejection Claim and 2000-1 EETC Aircraft Rejection Claim.

1.35                           “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on October 26, 2004.

1.36                           “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Indiana.

1.37                           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.38                           “Bar Date Orders” means collectively the orders entered by the Bankruptcy Court on December 21, 2004, and October 21, 2005 establishing the Bar Dates.

1.39                           “Bar Dates” means the deadlines set by the Bankruptcy Court under the Bar Date Orders for filing proofs of claim or interest in the Chapter 11 Cases.

1.40                           “Basic Subscription Rights” has the meaning ascribed to it in Article 7.1 herein.

1.41                           “Benefit Plans” has the meaning ascribed to it in Article 6.4 hereof.

1.42                           “Business Day” means any day, excluding Saturdays, Sundays and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are generally open for business in Indianapolis, Indiana.

1.43                           “Cargo” means ATA Cargo, Inc., a California corporation, debtor in possession in Case No. 04-19873 pending in the Bankruptcy Court.

1.44                           “Cash” means legal tender of the United States of America and equivalents thereof.

1.45                           “Cash Collateral Order” means the Second Interim and Final Order Authorizing Debtors’ use of Cash Collateral and Use, Sale and Lease of Other Pre-Petition Collateral, approved by order of the Bankruptcy Court entered December 10, 2004, as it may be amended, modified, supplemented and extended from time to time.

1.46                           “Causes of Action” means any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, rights of offset, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Claims unless otherwise waived or released by the Reorganizing Debtors or Reorganized Companies.

1.47                           “Certificate of U.S. Citizenship” means the certificate substantially in the form attached hereto as Exhibit P certifying that the holder of a General Unsecured Claim is a U.S. Citizen.

1.48                           “Chapter 11 Cases” means the chapter 11 cases of the Reorganizing Debtors pending in the Bankruptcy Court and being jointly administered under Case No. 04-19866, and the phrase “Chapter 11 Case” when used with reference to a particular Reorganizing Debtor shall mean the particular case under chapter 11 of the Bankruptcy Code commenced by such Reorganizing Debtor in the Bankruptcy Court.

1.49                           “Chicago Release Carve Out” means any Cause(s) of Action that the Reorganizing Debtors and/or Reorganized Companies may have or might assert against the City of Chicago (a) that are described as obligations that the City of Chicago owes to ATA in the Amended Term Sheet (the “Amended Midway Term Sheet”) attached as Exhibit 1 to the Order Approving (A) Amended Midway Gate Restructuring Term Sheet And Settlement Agreement To Resolve Objections Thereto, (B) Amended And Restated Codeshare Agreement and (C) Southwest Amendments dated December 12, 2005 (including without limitation the 2003 Overpayment); (b) any obligation of the City of Chicago to ATA or Reorganized ATA under the ATA Midway Lease (as defined in the Amended Midway Term Sheet) or any other lease, contract or agreement assumed by Reorganized ATA or entered into by ATA from and after the Petition Date; (c) any amount owing by the City of Chicago to ATA and assertable as a setoff or basis for recoupment against Claims of the City of Chicago; and (d) any refund or other payment owing to ATA or Reorganized ATA arising from or related to (a), (b) or (c) above.

1.50                           “City Loans” means the loans from the City of Chicago to ATA secured by a letter of credit issued by Southwest as part of the Southwest DIP Facility.

1.51                           “Claim” means a claim against one of the Reorganizing Debtors (or all or some of them), whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.52                           “Claims Agent” means The BMC Group, Inc. which maintains an office at The BMC Group, 1330 E. Franklin Avenue, El Segundo, California 90245, and on the Internet at www.bmccorp.net.

1.53                           “Claims Aggregation Rule” means, after application of the Multiple Claims Rule set forth in Article 1.146, if a Person and such Person’s Affiliates hold more than one General Unsecured Claim, the dollar amount of all such General Unsecured Claims shall be aggregated and treated as the dollar amount of each Claim of such Person and such Person’s Affiliates for purposes of determining whether any General Unsecured Claims of such Person or such Person’s Affiliates is an Unsecured Convenience Class Claim or is eligible for treatment as an Unsecured Convenience Class Claim.

1.54                           “Claims Objection Deadline” means that day which is 120 days after the Effective Date (unless such day is not a Business Day, in which case such deadline shall be the next Business Day thereafter), as the same may be from time to time extended by the Bankruptcy Court, without further notice to parties-in-interest.

1.55                           “Class” means a class of Claims or Interests designated pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code and described in Article III of the Plan.

1.56                           “Confirmation Date” means the date of entry on the Bankruptcy Court’s docket of the Confirmation Order.

1.57                           “Confirmation Hearing” means the hearing before the Bankruptcy Court held to consider confirmation of the Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.58                           “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.59                           “Convenience Distribution” means the lesser of (a) one percent (1%) of each Allowed Class 7 Claim or (b) a Pro Rata share with all Allowed Class 7 Claims of $1.5 million.

1.60                           “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.61                           “Cure” means the distribution within the period of time provided in Article 8.3 of the Plan or an order of the Bankruptcy Court of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.62                           “DIP New Shares” means the New Shares to be issued in discharge of the New DIP Facility Claim which shall be that number of New Shares, not to exceed 7.5 million New Shares, equal to the whole number quotient of (a) the amount of the New DIP Facility Claim as of the Effective Date divided by (b) the Per Share Value.

1.63                           “Disallowed Claim” or “Disallowed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a Bar Date applies but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) is not Scheduled and as to which a Bar Date applies but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.64                           “Disbursing Agent” means Reorganized ATA or any Person designated by the Plan Proponents, in their sole discretion, to serve as a disbursing agent under Article 9.3 of the Plan.  With respect to the Old Holdings Unsecured Notes, the Disbursing Agent shall be the Servicer, but the Servicer shall not be responsible for any actions to be taken or matters under or related to Article 7 of the Plan.

1.65                           “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

1.66                           “Disputed Claim” or “Disputed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, nor an Allowed Interest or a Disallowed Interest, as the case may be, and includes, without limitation, Claims or Interests that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or have been Scheduled as unknown, contingent, unliquidated or disputed, whether or not such Claims or Interests are the subject of a proof of claim or proof of interest in the Bankruptcy Court, (b) are the subject of a proof of claim or interest that differs in nature, amount or priority from the Schedules, or (c) are the subject of an objection filed with the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

1.67                           “Disputed Claim Amount” means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Reorganizing Debtors and the holder of such Disputed Claim; or (iii) if a request for estimation is filed by the Reorganizing

Debtors or the Disbursing Agent, the amount at which such Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) an amount agreed to in writing by the Reorganizing Debtors and the holder of such Disputed Claim, (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim or (iii) zero, if neither of (i) or (ii) applies; or (c) if the Claim was listed on the Schedules as unliquidated, contingent or disputed and no Proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, zero.

1.68                           “Distribution Date” means the date, selected by the Reorganized Companies occurring as soon as practicable after the Effective Date, upon which distributions to holders of Allowed Claims entitled to receive distributions under the Plan shall commence.

1.69                           “Distribution Record Date(s)” means the date(s), beginning with the date ten (10) Business Days before the Effective Date as of which date the identities of holders of Claims will be established for purposes of distributions under the Plan on the Periodic Distribution Dates.

1.70                           “Distribution Reserve” has the meaning ascribed to it in Article 9.8 b. herein.

1.71                           “Effective Date” means the first Business Day on which all conditions to the consummation of the Plan set forth in Article 12.2 hereof have been either satisfied or waived pursuant to Article 12.3 hereof as determined by the Plan Proponents.

1.72                           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.73                           “Estate(s)” means the bankruptcy estate(s) of the Reorganizing Debtor(s) created pursuant to section 541 of the Bankruptcy Code.

1.74                           “Exchange” has the meaning ascribed to it in Article 6.1 b.

1.75                           “Exchange Act” means the Securities Exchange Act of 1934 as now in effect or hereafter amended.

1.76                           “Execujet” means American Trans Air Execujet, Inc., an Indiana corporation, debtor-in-possession in Case No. 04-19872 pending in the Bankruptcy Court.

1.77                           “Exhibit” means an exhibit annexed or to be annexed to this Plan Exhibits A, L, M, O, P and R (the “Pre-Annexed Exhibits”) are annexed hereto.

1.78                           “Exhibit Filing Date” means the date on which Exhibits to the Plan, other than the Pre-Annexed Exhibits, shall be filed with the Bankruptcy Court, which date shall be no fewer than ten days prior to the Voting Deadline, unless a later date is approved by the Bankruptcy Court.

1.79                           “Face Amount” means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the holder of a Claim in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

1.80                           “Final Order” means an order or judgment, the operation or effect of which has not been stayed, reversed or amended, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing or move for a new trial has expired, and as to which no appeal or petition for review, reargument, rehearing or proceeding for a new trial was timely filed or, if timely filed, remains pending.

1.81                           “Fleet” means Fleet National Bank, as successor-in-interest to Summit Bank.

1.82                           “Fleet Secured Claim A” means the Allowed Class 2 Claim held by Fleet, or its assignee or successor in interest, as successor in interest to Summit Bank, arising from or under that certain $11.5 million variable rate five-year note dated February 17, 2000, issued by Holdings, as successor in interest to American Trans Air, Inc. and allowed pursuant to the Fleet Stipulation as a secured Claim under Bankruptcy Code § 506 against ATA and secured by a lien against that certain Lockheed L-1011-500 aircraft with the tail number N163AT.

1.83                           “Fleet Secured Claim B” means the Allowed Class 3 Claim held by Fleet, or its assignee or successor in interest, as successor in interest to Summit Bank, arising from or under that certain $11.5 million variable rate five-year note dated September 22, 2000, issued by Holdings, as successor in interest to American Trans Air, Inc. and allowed pursuant to the Fleet Stipulation as a secured claim under Bankruptcy Code § 506 against ATA and secured by a lien against that certain Lockheed L-1011-500 aircraft with the tail number N162AT.

1.84                           “Fleet Stipulation” means the Second And Final Stipulation Regarding (A) Payments To Fleet National Bank For Debtors’ Use Of Aircraft Bearing Tail Numbers N162AT And N163AT And (B) Fixing Unsecured Claims filed with the Court and approved by an order entered October 6, 2005.

1.85                           “Fleet Unsecured Deficiency Claim” means the Allowed Class 6 Claim in the amount of $5,000,000 allowed as a General Unsecured Claim against ATA pursuant to the Fleet Stipulation.

1.86                           “General Unsecured Claim” means a Claim against any, some, or all of the Reorganizing Debtors that is not an Administrative Claim, a New DIP Facility Claim, a Southwest DIP Facility Claim, a Priority Tax Claim, an ATSB Secured Claim, a Fleet Secured Claim A, a Fleet Secured Claim B, an Insured Claim, an Other Secured Claim, an Intercompany Claim, or an Other Priority Claim.

1.87                           “Holdings” means ATA Holdings Corp., an Indiana corporation, debtor-in-possession in Case No. 04-19866 pending in the Bankruptcy Court.

1.88                           “IAMAW” means the International Association of Machinists and Aerospace Workers.

1.89                           “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.90                           “Indemnification Rights” means any obligations or rights of one or more of the Reorganizing Debtors or Reorganized Companies to indemnify, reimburse, advance or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to any Reorganizing Debtors’ or Reorganized Companies’ articles of incorporation, bylaws, or policy of providing employee indemnification, or other applicable law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for or on behalf of the Reorganizing Debtors or Reorganized Companies.

1.91                           “Indemnitee” means all present and former directors, officers, employees, agents or representatives of the Reorganizing Debtors or Reorganized Companies who are entitled to assert Indemnification Rights.

1.92                           “Indenture Trustee” means Wells Fargo Bank Northwest, N.A. or its successor as the indenture trustee for the Old Holdings Unsecured Notes.

1.93                           “Indenture Trustee Fees and Expenses” means the reasonable professional fees and reasonable expenses incurred by the Indenture Trustee in connection with these Chapter 11 Cases, including the Indenture Trustee’s service on the Creditors’ Committee, in an amount not to exceed $300,000.

1.94                           “Initially Unsubscribed Rights Offering New Shares” has the meaning ascribed to it in Article 7.1 herein.

1.95                           “Insured Claim” means any Claim to the extent such Claim arises prior to the Petition Date from an incident or occurrence that is covered under any of the Reorganizing Debtors’ insurance policies, but solely to the extent such Claim is covered by such insurance policies.

1.96                           “Intercompany Claim” means a Claim by a Reorganizing Debtor against another Reorganizing Debtor.

1.97                           “Interest” means, with respect to each Reorganizing Debtor, the rights and interests of the holder of any equity security, including options or warrants to purchase equity securities, stock appreciation rights or other rights to purchase or deliver in exchange for equity securities, including preferred stock, options or warrants to purchase or otherwise acquire the same and any Claims arising out of the purchase and sale of any such securities.

1.98                           “Investment Agreement” means that certain Investment and Purchase Agreement to be entered into by and among the New Investor and the Reorganizing Debtors (substantially in the form attached as Exhibit A to this Plan), as the same may be amended, modified or supplemented from time to time.

1.99                           “Issued New Shares” means the 10,752,688 New Shares to be issued as of the Effective Date by New Holding Company pursuant to this Plan, comprised of the DIP New Shares, New Investor New Shares, Unsecured Creditors New Shares, and Rights Offering New Shares.

1.100                     “Jefferies” means Jefferies & Company, Inc.

1.101                     “Lazard” means Lazard Freres & Co. LLC.

1.102                     “Leisure” means ATA Leisure Corp., an Indiana corporation, debtor-in-possession in Case No. 04-19870 pending in the Bankruptcy Court.

1.103                     “Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation.

1.104                     “Management Incentive Shares” means the New Shares issuable pursuant to the Management Stock Option Plan.

1.105                     “Management Stock Option Plan” means the Management Stock Option Plan, substantially in the form of Exhibit K.

1.106                     “MatlinPatterson Bid” means the Commitment Letter and attached term sheet executed on November 28, 2005 pursuant to the Court’s order dated November 29, 2005 (Docket No. 3288).

1.107                     “Merger” means the merger of Leisure and Cargo into ATA immediately prior to the Effective Date.

1.108                     “Minority Shareholder Protection Term Sheet” shall mean the term sheet attached as Exhibit R hereto.

1.109                     “New ATA Holdings” means a newly-incorporated, wholly owned subsidiary of New Parent Company organized under the laws of the State of Indiana which will acquire as of the Effective Date and after the Merger all of the common stock of ATA.

1.110                     “New ATSB Loan Obligations” means the obligations to be undertaken by the Reorganized Companies under the Amended and Restated ATSB Loan Documents, including the obligation to pay secured debt in the original principal amount of the ATSB Secured Claim reduced by the amount of all cash payments made or to be made on or before the Effective Date that reduced the amount of such ATSB Secured Claim, including all Quarterly Payments and the Section 9(m) Payment and excluding payments to Lazard for the benefit of the ATSB Lenders, all as defined in the ATSB Lenders Settlement Agreement.

1.111                     “New DIP Credit Agreement” means the Secured Superpriority Debtor-In-Possession Credit Agreement, entered into as of [December     , 2005,] among ATA, as borrower, each of the other Reorganizing Debtors, as guarantors, and the New DIP Lender, which was executed by the Reorganizing Debtors in connection with the New DIP Facility, as such agreement may be amended from time to time in accordance with terms thereof.

1.112                     “New DIP Facility” means the debtor-in-possession superpriority secured financing facility provided to the Reorganizing Debtors by the New DIP Lender pursuant to the New DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the New DIP Facility Order.

1.113                     “New DIP Facility Claim” means all Administrative Claims of the New DIP Lender arising under or pursuant to the New DIP Facility including, without limitation, principal and interest on the New DIP Facility, plus all fees and expenses (including professional fees and expenses) arising under the New DIP Facility.

1.114                     “New DIP Facility Order” means the final order that was issued by the Bankruptcy Court from the bench on December 12, 2005 and entered by the Bankruptcy Court on December 14, 2005, authorizing and approving the New DIP Facility and the agreements related thereto.

1.115                     “New DIP Lender(s)” means MatlinPatterson Global Opportunities Partners II, L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. (and/or one or more funding vehicles they may form and capitalize with one or more related or unrelated co-investors) as the lender(s) under the New DIP Credit Agreement.

1.116                     “New Equity Proceeds” means the cash received by New Holding Company with respect to the sale and issuance of the New Shares under this Plan, including New Shares issued pursuant to the Investment Agreement and the Rights Offering.

1.117                     “New Fleet Note A” and “New Fleet Note B” mean the two non-recourse promissory notes issued by ATA in respect of Fleet Secured Claim A and Fleet Secured Claim B, respectively, each in the principal amount of $1,000,000, with each respective note secured by the collateral and having the terms described in the Fleet Stipulation and substantially in the form attached as Exhibits E and F respectively.

1.118                     “New Holding Company” means a newly-incorporated corporation organized under the laws of the State of Indiana or Delaware that will be, as of the Effective Date, the ultimate parent of the other Reorganized Companies.

1.119                     “New Investor” means MatlinPatterson Global Opportunities Partners II, L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. (and/or one or more funding vehicles they may form and capitalize with one or more related or unrelated co-investors).

1.120                     “New Investor Equity” means an amount equal to the Per Share Value multiplied by the New Investor New Shares issued to the New Investor.

1.121                     “New Investor Exit Facility” means the exit facility committed to by the New Investor which commitment is set forth in the Investment Agreement, and described in the Exit Facility Term Sheet attached as an exhibit to the Investment Agreement to be used to satisfy the Southwest DIP Facility Claim as of the Effective Date.

1.122                     “New Investor Exit Facility Security Agreement” means the security agreement to be executed by the Reorganized Companies as of the Effective Date to secure obligations under the New Investor Exit Facility Secured Note.  The New Investor Exit Facility Security Agreement will grant a security interest to the New Investor in all New Investor Collateral (as defined in the New Investor Exit Facility Security Agreement).  The New Investor Exit Facility Security Agreement will be substantially in the form attached as Exhibit D.

1.123                     “New Investor Exit Facility Secured Note” means a promissory note to be made by Reorganized ATA payable to New Investor and guaranteed by the other Reorganized Companies in the principal amount of $20,000,000.  The New Investor Exit Facility Secured Note will contain all material terms and conditions described in the Exit Facility Term Sheet attached as an exhibit to the Investment Agreement.  The New Investor Exit Facility Secured Note will be substantially in the form attached as Exhibit C.

1.124                     “New Investor Exit Facility Term Sheet” means the term sheet attached as Exhibit 6 to the Disclosure Statement, and attached as an exhibit to the Investment Agreement.

1.125                     “New Investor New Shares” means the New Shares to be issued to the New Investor pursuant to this Plan and the Investment Agreement.  The number of New Investor New Shares shall equal (a) 7,500,000 New Shares minus (b) the number of DIP New Shares issued to the New Investor, plus (c) any Rights Offering New Shares purchased by the New Investor pursuant to Article 7.6 of the Plan.

1.126                     “New Parent Company” means a newly-incorporated corporation organized under the laws of the State of Indiana that will be a wholly owned subsidiary of New Holding Company and that will own one hundred percent (100%) of New ATA Holdings.

1.127                     “New Shares” means the shares of common stock of New Holding Company.

1.128                     “Old Holdings Common Stock” means shares of common stock of Holdings that were authorized, issued and outstanding prior to the Effective Date, and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock.

1.129                     “Old Holdings Common Stock Interests” means (a) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Old Holdings Common Stock or any other equity securities of Holdings other than the Old Holdings Preferred Stock, (b) Subordinated Securities Claims with respect to the Old Holdings Common Stock and (c) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) Old Holdings Common Stock.

1.130                     “Old Holdings Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such preferred stock.

1.131                     “Old Holdings Preferred Stock Interests” means (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Old Holdings Preferred Stock, (b) Subordinated Securities Claims with respect to the Old Holdings Preferred Stock, and (c) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) Old Holdings Preferred Stock.

1.132                     “Old Holdings Unsecured Notes” means, collectively, the outstanding 2005 Senior Unsecured Notes, the 2009 Senior Unsecured Notes and the 2010 Senior Unsecured Notes.

1.133                     “Ordinary Course Professional Order” means the Bankruptcy Court’s Amended Order Pursuant to 11 U.S.C. §§ 105(a), 327(e) and 331 Authorizing Retention of Professionals Utilized by the Debtors in the Ordinary Course of Business (Docket No. 714).

1.134                     “Original Warrants” means warrants issued as of the Effective Date by New Holding Company pursuant to the Warrant Agreement to the holders of Allowed Class 6 Claims allowing such holders to purchase their Pro Rata share of Original Warrants Shares for the Per Share Value at any time prior to the fifth anniversary of the Effective Date.

1.135                     “Original Warrants Shares” means the 219,443 New Shares issuable upon exercise of the Original Warrants, subject to adjustment as set forth therein.

1.136                     “Other Priority Claim” means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

1.137                     “Other Secured Claim” means any Secured Claim other than the ATSB Secured Claim, Fleet Secured Claim A or Fleet Secured Claim B.

1.138                     “Per Share Value” means $10.00 which shall be the value of each New Share for purposes of this Plan.

1.139                     “Periodic Distribution Dates” means (a) the Distribution Date, as to the first distribution made by the Reorganized Companies, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.

1.140                     “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity.

1.141                     “Petition Date” means October 26, 2004, the date on which the Reorganizing Debtors filed their petitions for relief in the Bankruptcy Court commencing the Chapter 11 Cases.

1.142                     “Plan” means this joint chapter 11 plan for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Plan Proponents, including all Exhibits, supplements, amendments, appendices and schedules hereto, either in their present form or as the same may be later filed or further altered, amended or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

1.143                     “Plan Proponents” means, collectively, the Reorganizing Debtors before the Effective Date, the Reorganized Companies after the Effective Date, and MatlinPatterson.

1.144                     “Post-Confirmation Committee” has the meaning ascribed to it in Article 14.3(b) hereof.

1.145                     “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.146                     “Pro Rata” means, from time to time, unless the Plan specifically provides otherwise, with respect to Classes 6 and 7, the proportion that the Face Amount of a General Unsecured Claim bears to the aggregate Face Amount of all General Unsecured Claims (including Disputed Claims, but excluding Disallowed Claims) in the same Class asserted against any, some, or all of the Reorganizing Debtors or their Estates.  For purposes of determining the Pro Rata share of Convenience Class Distribution, New Shares, Original Warrants, Additional Warrants, distributable to a claimant under Article 4.6 or for participating in the Rights Offering or for voting with respect to multiple Claims that would otherwise be Allowed Claims (“Multiple Claims”) that are asserted against more than one Reorganizing Debtor arising out of the same primary obligation, facts or circumstances (including any circumstance involving one or more guarantees or co-obligations by one or more Reorganizing Debtors of an obligation of another Reorganizing Debtor) only one of such Multiple Claims shall be allowed as a single Allowed Class 6 or Class 7 Claim in the amount of the unsecured claim otherwise allowable against ATA, if ATA is an obligor with respect to one of such Multiple Claims.  If ATA is not an obligor with respect to one of such Multiple Claims, then for purposes of calculating a Pro Rata distribution in Class 6 or Class 7, only one of such Multiple Claims shall be allowed as an Allowed Class 6 or Class 7 Claim in the largest amount of any of such Multiple Claims otherwise allowable.  As examples and for purposes of clarifying the foregoing (a) only the ATSB Unsecured Claim, not any Claim held by the ATSB Lenders against any other Reorganizing Debtor who guaranteed or is co-obligated with respect to such ATSB Unsecured Claim, and (b) only the General Unsecured Claims against ATA of the holders of Old Holdings Unsecured Notes, not any Claims by such holders against any other Reorganizing Debtor who guaranteed or is otherwise co-obligated with respect to such Claims against ATA, shall be allowed as Allowed Class 6 or Class 7 Claims for purposes of determining the Pro Rata share of New Shares or the Pro Rata share of $1.5 million maximum Convenience Class Distribution, if applicable, to be distributed with respect to such Claimants’ Allowed Class 6 or Class 7 Claims.  This treatment of “multiple claims” in this Article 1.146 shall be known as the “Multiple Claims Rule”.

1.147                     “Pro Rata Share of Rights Offering New Shares” means with respect to the Basic Subscription Rights of each Qualified Holder the ratio (expressed as a percentage) of such holder’s Rights Participation Claim Amount, as determined as of the Subscription Expiration Date, to $1.1 billion.

1.148                     “Professional” means those Persons retained in the Chapter 11 Cases by separate Bankruptcy Court orders pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include those Persons retained pursuant to the Ordinary Course Professional Order.

1.149                     “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred, relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

1.150                     “Professional Fee Orders” means the orders entered by the Bankruptcy Court on December 10, 2004, authorizing the interim payment of Professional Claims.

1.151                     “Qualified Holder(s)” means a Person(s) who (i) holds an Allowed Class 6 Claim or (ii) is listed on Exhibit M in the amount there listed or (iii) obtains an order pursuant to Article 1.163b. and (iv) who qualifies as of the Subscription Commencement Date as an “accredited investor” as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act and (v) who is a U.S. citizen.  Notwithstanding any other restriction (including without limitation Article 7.5) on transferability of a Subscription Right or other provision of this Plan “Qualified Holder(s)” includes one or more Persons, who meet the requirements of (iv) and (v) in the prior sentence, to whom the ATSB, the ATSB Lender Parties, the 1996-1997 EETC Aircraft Creditors (including by and through the indenture trustee for such creditors) and/or the 2000-1 EETC Aircraft Creditors (including by and through the indenture trustee for such creditors) has or have assigned its or their Subscription Rights as a holder or holders of the ATSB Unsecured Claims, 1996-1997 EETC Aircraft Rejection Claim, and/or 2000-1 EETC

Aircraft Rejection Claims (and the Rights Participation Claim Amounts shown on Exhibit M with respect to such Claims or as otherwise ordered by the Bankruptcy Court) by written assignment provided to the Reorganizing Debtors no later than five Business Days prior to the Subscription Expiration Date.  The right to assign Subscription Rights described in the foregoing sentence for the Persons listed in the foregoing sentence (the “Participation Rights Transfer Parties”) is hereby affirmed.

1.152                     “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of the Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of a Claim for any damages incurred as a result of any reasonable reliance by such holder of a Claim on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of the Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

1.153                     “Release Obligor” has the meaning ascribed to it in Article 11.5 hereof.

1.154                     “Released Parties” means, collectively, (i) all officers of each of the Reorganizing Debtors, all members of the boards of directors of each of the Reorganizing Debtors, and all employees of each of the Reorganizing Debtors, in each case, who are or were serving in such capacities from and after the date of the commencement of the Confirmation Hearing and solely with respect to actions taken or omissions by such Persons in one or more of such capacities with one or more of the Reorganizing Debtors or other facts or circumstances that might otherwise impose liability upon them arising from their serving in such capacities, (ii) the Creditors’ Committee and all members of the Creditors’ Committee in such capacity, (iii) MatlinPatterson, (iv) the New DIP Lender in its capacity as such, (v) Southwest, (vi) the New Investor, (vii) the Reorganizing Debtors, (viii) the 1996-1997 EETC Aircraft Creditors, (ix) the ATSB Lender Parties (solely in such capacity) and BearingPoint, Inc. (formerly KPMG Consulting, Inc.) as Loan Administrator under the ATSB Loan Agreement, (x) the Indenture Trustee, (xi) the City of Chicago (except with respect to the Chicago Release Carve Out), (xii) Wilmington Trust Company, in its capacity as loan trustee, subordination agent, pass through trustee or similar capacity under the Aircraft Equipment finance arrangements concerning the 2000-1 EETC Aircraft and 1996-1997 Aircraft (except with respect to the Wilmington Release Carve Out) and (xiii) except as noted in parentheticals with respect to each of the above-named Persons, such

Person’s affiliates, principals, employees, agents, officers (but not with respect to Reorganizing Debtors beyond those described in (i)), directors (but not with respect to Reorganizing Debtors beyond those described in (i)), professionals, financial advisors, attorneys and other professionals, in their capacities as such.

1.155                     “Reorganized .. . .” means the applicable Reorganizing Debtor from and after the Effective Date.

1.156                     “Reorganized Company” or “Reorganized Companies” means individually each of ATA (as it exists after the Merger of Leisure and Cargo into ATA), Execujet, New Holding Company, New Parent Company and New ATA Holdings and, collectively, all of ATA, Execujet, New Holding Company, New Parent Company and New ATA Holdings from and after the Effective Date.

1.157                     “Restructuring Term Sheet” means the Term Sheet as defined in the 1996-1997 EETC Approval Order.

1.158                     “Retained Actions” means all Causes of Action which any Reorganizing Debtor may hold against any Person (other than Released Parties), including, without limitation, (a) any Causes of Action brought prior to the Confirmation Date, (b) any Causes of Action against any Persons for failure to pay for products or services provided or rendered by the Reorganizing Debtors, (c) any Causes of Action relating to strict enforcement of the Reorganizing Debtors’ intellectual property rights, including patents, copyrights and trademarks, and (d) any Causes of Action seeking the recovery of the Reorganizing Debtors’, the Reorganized Companies’, or Reorganized Holdings’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Reorganizing Debtors’, the Reorganized Companies’ or Reorganized Holdings’ businesses.  A nonexclusive list of Retained Actions is attached hereto as Exhibit I.

1.159                     “Rights Offering Claim Amount List” means the Claim Amounts listed on Exhibit M with respect to the claimants’ Rights Participation Claim Amount for purposes of Article VII of the Plan.  Such claimants will be allowed to participate in the amounts listed on Exhibit M or such higher amounts as otherwise ordered by the Bankruptcy Court notwithstanding any subsequent allowance, disallowance, reclassification, or modification of the amount of such claimants’ Allowed Claims.

1.160                     “Rights Offering” means the offering of Subscription Rights to Qualified Holders to subscribe for Rights Offering New Shares, as described in Article VII.

1.161                     “Rights Offering Consideration” means an amount equal to the Per Share Value multiplied by the number of Rights Offering New Shares issued to Qualified Holders in respect of Subscription Rights.

1.162                     “Rights Offering New Shares” means the 2,500,000 New Shares issued pursuant to the Rights Offering.

1.163                     “Rights Participation Claim Amount” means:

a.                                       if an Allowed Class 6 Claim, the amount of such Allowed Class 6 Claim;

b.                                      if a Claim is on the Rights Offering Claim Amount List, the amount, if any, of such Claim set forth thereon in the column entitled “Rights Offering Claim Amount”, unless the holder of such Claim has obtained an order of the Bankruptcy Court on motion or by stipulation at least five (5) days prior to the Subscription Expiration Date, otherwise determining the amount of the Claim for purposes of the Rights Offering; and

c.                                       other than in the circumstances described in (a) or (b) above, the Rights Participation Claim Amount shall be zero.

Notwithstanding anything contained herein to the contrary, under no circumstances shall any holder of a General Unsecured Claim that was not timely filed or deemed timely filed have any Rights Participation Claim Amount, unless such General Unsecured Claim is otherwise an Allowed Claim pursuant to the terms of this Plan.

1.164                     “Scheduled” means, with respect to any Claim or Interest, the status, priority and amount, if any, of such Claim or Interest as set forth in the Schedules.

1.165                     “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Reorganizing Debtors, as such schedules or statements have been or may be further modified, amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.166                     “Secured Claim” means a Claim that is secured by a security interest in or a Lien on property in which a Reorganizing Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) (and if applicable section 1129(b))of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Reorganizing Debtors and the holder of the Claim.

1.167                     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended.

1.168                     “Security” shall have the meaning ascribed to it in section 101(49) of the Bankruptcy Code.

1.169                     “Servicer” has the meaning ascribed to it in Article 6.10 hereof.

1.170                     “Solicitation Procedures Order” means the order of the Bankruptcy Court, approved on December 14, 2005 that sets forth the procedures for the solicitation of votes to accept or reject the Plan.

1.171                     “Southwest” means Southwest Airlines Co., a Texas corporation.

1.172                     “Southwest Bid” means the December 15, 2004 “Bid Proposal to Purchase Assets from, Provide a DIP Facility and Exit Facility to, and Codeshare with, ATA Holdings Corp.” agreed to and accepted by Holdings as of December 22, 2004 and approved by an order of the Bankruptcy Court dated December 22, 2004, as amended and modified from time to time.

1.173                     “Southwest Codeshare Agreement” means the Southwest ATA Codeshare Agreement made as of December 22, 2004 by and between Southwest and ATA as amended and restated by the Amended and Restated Southwest Codeshare Agreement dated as of December [6], 2005 or as thereafter amended or modified from time to time.

1.174                     “Southwest DIP Credit Agreement” means that certain Secured Debtor-in-Possession Credit and Security Agreement, as amended from time to time, entered into as of December 22, 2004 between Debtors and Southwest.

1.175                     “Southwest DIP Facility” means the debtor-in-possession secured financing facility provided to the Debtors by Southwest pursuant to the Southwest DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the Southwest DIP Facility Order.

1.176                     “Southwest DIP Facility Claim” means all Secured and Administrative Claims of Southwest arising under or pursuant to the Southwest DIP Facility including, without limitation, principal and interest on the Southwest DIP Facility, plus all fees and expenses (including professional fees and expenses) arising under the Southwest DIP Facility, as it may have been reduced or otherwise satisfied.

1.177                     “Southwest DIP Facility Order” means, collectively, the interim order that was approved by the Bankruptcy Court from the bench on December 21, 2004 and entered by the Bankruptcy Court on December 21, 2004, and the final order that was approved by the Bankruptcy Court from the bench on January 10, 2005 and entered by the Bankruptcy Court on January 10, 2005, authorizing and approving the Southwest DIP Facility and the agreements related thereto.

1.178                     “Subordinated Securities Claim” means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, and any Claim for or that arises from the rescission of a purchase, sale, issuance or offer of a Security of Holdings, or for damages arising from the purchase or sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.179                     “Subscription Commencement Date” means December 21, 2005, subject to the Reorganizing Debtors’ right to delay the Subscription Commencement Date upon the consent of the Plan Proponents and the Creditors’ Committee, provided, however, that the Subscription Commencement Date shall be not less than twenty (20) days prior to the Subscription Expiration Date.

1.180                     “Subscription Documents” shall have the meaning ascribed to it in Article 7.4 hereof.

1.181                     “Subscription Expiration Date” means January 23, 2006, subject to the Reorganizing Debtors’ right to extend the Subscription Expiration Date upon the consent of the Plan Proponents and Creditors’ Committee, and which shall be the final date by which a Qualified Holder may elect to subscribe to Rights Offering New Shares in the Rights Offering.

1.182                     “Subscription Form” means the form to be used by a Qualified Holder of Subscription Rights to exercise such Subscription Rights, in substantially the form attached as Exhibit L.

1.183                     “Subscription Purchase Price” means, with respect to any Qualified Holder, the amount equal to the Per Share Value multiplied by the number of shares of Rights Offering New Shares for which such Qualified Holder subscribes pursuant to Article VII.

1.184                     “Subscription Rights” means the non-transferable, non-certificated rights, which include both the Basic Subscription Rights and the Supplemental Subscription Rights, offered to Qualified Holders to subscribe, for the Rights Offering New Shares pursuant to the Rights Offering at the Per Share Value.  Upon exercise and payment, a holder of each Subscription Right will receive the number of Rights Offering New Shares to which such holder is entitled under the Rights Offering.

1.185                     “Subsidiary Common Stock” means, with respect to each Subsidiary Debtor, shares of common stock of such Subsidiary Debtor that were authorized, issued and outstanding prior to the Effective Date.

1.186                     “Subsidiary Debtor(s)” means ATA, Leisure, Execujet, and Cargo.

1.187                     “Subsidiary Interests” means the Old Subsidiary Common Stock.

1.188                     “Supplemental Subscription Rights” has the meaning ascribed to it in Article 7.1 herein.

1.189                     “TWU” means the Transport Workers Union.

1.190                     “Unimpaired” refers to any Claim or Interest which is not Impaired.

1.191                     “Unsecured Convenience Class Claim” means (a) a General Unsecured Claim that is equal to or less than $1,000,000 (after application of the Claims Aggregation Rule), or (b) a General Unsecured Claim (after application of the Claims Aggregation Rule) in an amount more than $1,000,000 but not more than $2,000,000 which the holder thereof, pursuant to such holder’s Ballot or such other election accepted by the Reorganizing Debtors, elects to reduce to the amount of $1,000,000 and to be treated as an Unsecured Convenience Class Claim, provided, however, that an Unsecured Convenience Class Claim does not include the ALPA Claim, or the 1996-1997 EETC Aircraft Rejection Claim, or the Claims of holders under the 2000-1 EETC Aircraft Financing.

1.192                     “Unsecured Creditors New Shares” means the 752,688 New Shares to be issued to the holders of Allowed Class 6 Claims pursuant to this Plan without regard to the Rights Offering, the Original Warrants and the Additional Warrants.

1.193                     “Voting Deadline” means 4:00 p.m. on January 20, 2006 (Eastern Standard time).

1.194                     “Voting Record Date” means December 12, 2005 the record date for voting on the Plan as established by the Solicitation Procedures Order.

1.195                     “Warrant Agent” means the warrant agent set forth in the Warrant Agreement.

1.196                     “Warrant Agreement” means the Warrant Agreement which will be entered into between the Warrant Agent and New Holding Company substantially on the terms set forth in the Warrant Term Sheet.

1.197                     “Warrant Term Sheet” means the term sheet attached as Exhibit Q, pursuant to which the Original Warrants and the Additional Warrants are issuable.

1.198                     “Wilmington Release Carve Out” means (a) any Claim that the Reorganizing Debtors and/or Reorganized Companies may have or might assert as a set off or recoupment against the 2000-1 EETC Aircraft Rejection Claim or 1996-1997 EETC Aircraft Rejection Claim or (b) any obligation of the 1996-1997 EETC Aircraft Creditors under the Restructuring Term Sheet (or any lease or document executed pursuant thereto) or related documents.

1.199                     “503 Deadline” shall have the meaning ascribed to it in Article 10.3 hereof.

1.200                     “1113 Compromise” means the compromise between ATA and ALPA regarding the Motion To Reject Collective Bargaining Agreement Pursuant To 11 U.S.C. § 1113 approved by the order of the Bankruptcy Court dated October 12, 2005.

1.201                     “1996-1997 EETC Aircraft” means the five Boeing 757-200ER aircraft described in Exhibit 1 to the 1996-1997 EETC Approval Order.

1.202                     “1996-1997 EETC Aircraft Creditors” means the Aircraft Creditors as defined in the 1996-1997 EETC Approval Order.

1.203                     “1996-1997 EETC Aircraft Rejection Claim” means the claim of the 1996-1997 EETC Aircraft Creditors on account of the rejection of the leases for the 1996-1997 EETC

Aircraft.  Participation in the Rights Offering will be permitted with respect to the 1996-1997 EETC Aircraft Rejection Claim in the amounts set forth on Exhibit M.

1.204                     “1996-1997 EETC Approval Order” means the Order Authorizing and Approving Entry into a Restructuring Term Sheet, Amendment to Adequate Protection Stipulation (1996 and 1997 (EETCS), and Related Relief entered on March 21, 2005, and any subsequent orders approving any amendments or supplements to the relief granted, the underlying Restructuring Term Sheet and/or the Adequate Protection Stipulation.

1.205                     “2000-1 EETC Aircraft” means the seven Boeing 757-200ER aircraft (including engines) described with the following aircraft registration nos.: N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, and N528AT.

1.206                     “2000-1 EETC Aircraft Creditors” means Wilmington Trust Company, not in its individual capacity except as expressly provided in the documents relating to the aircraft financing arrangements, but solely as Loan Trustee under each Trust Indenture and Mortgage included in the 2000-1 EETC Documents, Subordination Agent under each of the Intercreditor Agreements included in the 2000-1 EETC Documents, and Trustee under each of the Pass Through Trust Agreements included in the 2000-1 EETC Documents.

1.207                     “2000-1 EETC Aircraft Rejection Claim” means the claim of the 2000-1 EETC Aircraft Creditors on account of the rejection of the leases for the 2000-1 EETC Aircraft.  Participation in the Rights Offering will be permitted with respect to the 2000-1 EETC Aircraft Rejection Claim in the amounts set forth on Exhibit M.

“2005 Senior Unsecured Notes” means the 9 5/8% Senior Notes of Holdings due in December 2005 issued and outstanding under the Indenture, dated as of December 11, 1998, by and among Amtran, Inc. (n/k/a ATA Holdings Corp.), as issuer, American Trans Air, Inc. (n/k/a ATA Airlines, Inc.), Ambassadair Travel Club, Inc., ATA Vacations, Inc. (n/k/a ATA Leisure Corp.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc. and Amber Air Freight Corporation (n/k/a ATA Cargo, Inc.), as guarantors, and First Security Bank, N.A., as trustee, as supplemented.

1.208                     “2009 Senior Unsecured Notes” means those certain Senior Notes of Holdings due 2009 issued and outstanding under the Indenture, dated as of January 30, 2004, among ATA Holdings Corp. (f/k/a Amtran, Inc.), as issuer, ATA Airlines, Inc. (f/k/a American Trans Air, Inc.), Ambassadair Travel Club, Inc., ATA Leisure Corp. (f/k/a ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc., ATA Cargo, Inc. (f/k/a Amber Air Freight Corporation), and Chicago Express Airlines, Inc., as guarantors and Wells Fargo Bank Northwest, National Association, as trustee.

1.209                     “2010 Senior Unsecured Notes” means those certain Senior Notes of Holdings due 2010 issued and outstanding under the Indenture, dated as of January 30, 2004, among ATA Holdings Corp. (f/k/a Amtran, Inc.), as issuer, ATA Airlines, Inc. (f/k/a American Trans Air,

Inc.), Ambassadair Travel Club, Inc., ATA Leisure Corp. (f/k/a ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc., ATA Cargo, Inc. (f/k/a Amber Air Freight Corporation), and Chicago Express Airlines, Inc., as guarantors, and Wells Fargo Bank Northwest, National Association, as trustee.

C.                                    Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (d) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (e) any reference to a Person as a holder of a Claim or Interest includes that Person’s successors and assigns; (f) all references in this Plan to Articles and Exhibits are references to Articles and Exhibits of or to this Plan; (g) the words “herein,” “hereof,” “hereunder” and “hereto” unless limited by further reference refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) subject to the provisions of any contract, articles of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Plan Proponents, the Creditors’ Committee, Southwest, the New DIP Lender, ATSB Lenders, the New Investor and certain other creditors and constituencies.  Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, and the documents ancillary thereto.  Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D.                                    Computation of Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.  A period described as a number of “days” (as opposed to “Business Days”) means calendar days.

E.                                      References to Monetary Figures

All references in the Plan to monetary figures shall refer to United States of America currency, unless otherwise expressly provided.

F.                                      Exhibits

All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date.  After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to The BMC Group, Inc. (“BMC”), claims and voting agent to the Reorganizing Debtors or by downloading such exhibits from BMC’s website (www.bmccorp.net/ata) or the Court’s website (www.insb.uscourts.gov).  To the extent any Exhibit is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of the Plan shall control.

ARTICLE II

UNCLASSIFIED CLAIMS

2.1                                 Administrative Claims.  Except as expressly provided in Articles 2.2 through 2.3 below, Administrative Claims shall be paid in full in Cash as soon as practicable after the Effective Date of the Plan.  Subject to the provisions of Article X of this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between the Reorganizing Debtors or the Reorganized Companies and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which one or more of the Plan Proponents and the holder of such Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Reorganizing Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business by the Reorganizing Debtors or the Reorganized Companies in accordance with the terms and conditions of any agreements relating thereto.

2.2                                 Southwest DIP Facility Claim.  On the Effective Date, Southwest, as the holder of the Southwest DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Southwest DIP Facility Claim Cash equal to the unpaid balance of such Allowed Southwest DIP Facility Claim.

2.3                                 New DIP Facility Claims.  As of the Effective Date, the remaining obligations of the Debtors under the New DIP Facility shall be satisfied in full by issuance of the DIP New

Shares pursuant to Article 6.1 b.vi.  Upon compliance with the foregoing, all liens and security interests granted to secure the New DIP Facility Claim shall be satisfied, cancelled and shall be of no further force or effect.

2.4                                 Priority Tax Claims.  At the sole option of the Plan Proponents, each holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the holder of an Allowed Priority Tax Claim and the Plan Proponents, provided such treatment is on more favorable terms to the Plan Proponents than the treatment set forth in clause (a) hereof, or (c) payment in full in Cash.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1                                 Introduction.

a.                                       Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Reorganizing Debtors.  A Claim or Interest is placed in a particular Class for purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise satisfied prior to the Effective Date.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II above.

b.                                      The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the Ballots tendered to or returned by holders of Claims and Interests in connection with voting on the Plan: (a) are set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claims or Interests under the Plan for distribution purposes; and (d) shall not be binding on the Reorganizing Debtors or the Reorganized Companies.

3.2                                 Classification of Claims Against and Interests in the Reorganizing Debtors.

a.                                       Class 1:  ATSB Secured and ATSB Super-Priority Claim

Class 1 consists of the ATSB Secured Claim and ATSB Super-Priority Claim.

b.                                      Class 2:  Fleet Secured Claim A

Class 2 consists of the Fleet Secured Claim A.

c.                                       Class 3: Fleet Secured Claim B

Class 3 consists of the Fleet Secured Claim B.

d.                                      Class 4:  Other Secured Claims

Class 4 consists of subclasses, if any, for each of the Other Secured Claims against any of the Reorganizing Debtors, if any.  Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

e.                                       Class 5: Other Priority Claims

Class 5 consists of all Other Priority Claims, if any, against any, some or all of the Reorganizing Debtors.

f.                                         Class 6:  General Unsecured Claims

Class 6 consists of all General Unsecured Claims.

g.                                      Class 7:  Unsecured Convenience Class Claims

Class 7 consists of all Unsecured Convenience Class Claims.

h.                                      Class 8:  Old Holdings Preferred Stock Interests

Class 8 consists of all Old Holdings Preferred Stock Interests.

i.                                          Class 9:  Old Holdings Common Stock Interests

Class 9 consists of all Old Holdings Common Stock Interests.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

4.1                                 Class 1 - ATSB Secured Claim and ATSB Super-Priority Claim.  ATA shall (i) on or before the earlier of (a) December 31, 2005 and (b) the Effective Date pay in Cash, in full, to the ATSB Agent for the benefit of the ATSB Lenders the Section 9(m) Payment (as defined in the ATSB Lenders Settlement Agreement) in the amount of $4,500,000 and (ii) on the Effective

Date pay in Cash, in full, to the ATSB Agent any outstanding unpaid Quarterly Payments (as defined in the ATSB Lenders Settlement Agreement), or the pro rata portion thereof, and together with the other Reorganized Companies execute and deliver to the ATSB Agent for the benefit of the ATSB Lenders the Amended and Restated ATSB Loan Documents in full satisfaction, settlement, release and discharge of and in exchange for the ATSB Secured Claim and ATSB Super-Priority Claim.  The Amended and Restated ATSB Loan Documents shall govern the terms and conditions of the New ATSB Loan Obligations, and shall contain such terms and conditions as are mutually agreeable to the ATSB Lenders and Reorganized ATA.  In addition, this Plan expressly incorporates the terms and conditions of the ATSB Lenders Settlement Agreement, and no provision of this Plan is intended to be, or shall be deemed to be, inconsistent with the ATSB Lenders Settlement Agreement.  On the Effective Date, the ATSB Secured Claim will be satisfied by the execution and delivery of the Amended and Restated ATSB Loan Documents.  The New ATSB Loan Obligations will include interest payable at a non-default rate of three month LIBOR plus (a) 8% per annum with a 1% prepayment penalty or (b) 9% per annum but without prepayment penalty for prepayment during the six months from and after the Effective Date.  The Amended and Restated ATSB Loan Agreement will provide for amortization of the principal obligations and will include other terms as provided under the ATSB Secured Claim Term Sheet which is attached as Exhibit 5 to this Disclosure Statement.

4.2                                 Class 2 - Fleet Secured Claim A.  As soon as practicable after the Effective Date, at the election of the Plan Proponents, in full satisfaction, settlement, release and discharge of and in exchange for such Fleet Secured Claim A, holders of the Allowed Fleet Secured Claim A shall receive or retain the New Fleet Note A secured by the security interest provided for under the Fleet Stipulation.

4.3                                 Class 3 - Fleet Secured Claim B.  As soon as practicable after the Effective Date, at the election of the Plan Proponents, in full satisfaction, settlement, release and discharge of and in exchange for such Fleet Secured Claim B, holders of the Allowed Fleet Secured Claim B shall receive or retain the New Fleet Note B secured by the security interest provided for under the Fleet Stipulation.

4.4                                 Class 4 - Other Secured Claims.  As soon as practicable after the Effective Date, at the election of the Reorganizing Debtors, either (a) the Allowed Other Secured Claim shall be Reinstated or (b) the holder of an Allowed Other Secured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Other Secured Claim, either (1) the property of the Estates that constitutes collateral for such Allowed Other Secured Claim; or (2) such other treatment as to which the Reorganizing Debtors or the Reorganized Companies and the holder of such Allowed Other Secured Claim have agreed upon in writing.  The Reorganizing Debtors’ or the Reorganized Companies’ failure to object to such Other Secured Claims in their Chapter 11 Cases shall be without prejudice to the Reorganized Companies’ right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Companies) when and if such Claims are sought to be enforced by the holder of an Other Secured Claim.  However, Other Secured Claims timely filed by the United States shall be deemed allowed unless the Reorganizing Debtors or

Reorganized Companies object thereto.  If no objections are filed to such an Other Secured Claim filed by the United States by the Claims Objection Deadline, any such Other Secured Claim is allowed and no final order allowing such Claim is needed.

4.5                                 Class 5 - Other Priority Claims.  Other Priority Claims against the Reorganizing Debtors shall be Unimpaired under the Plan.  Except as otherwise provided in and subject to Article 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between the Reorganizing Debtors or Reorganized Companies and the holder of such other Priority Claim, the Disbursing Agent shall deliver to the holder of an Allowed Other Priority Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which the Reorganizing Debtors or Reorganized Companies and the holder of such Claim shall have agreed in writing.

4.6                                 Class 6 - General Unsecured Claims.  Except as otherwise provided in the Plan and subject to Articles 6.10 and 9.3 below, on the first Periodic Distribution Date occurring after the date a General Unsecured Claim becomes an Allowed Class 6 Claim, the Disbursing Agent shall distribute to the holder of such Allowed Class 6 Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such General Unsecured Claim, a Pro Rata share of (i) the Unsecured Creditors New Shares, (ii) the Original Warrants and, (iii) if issuable, the Additional Warrants to be issued pursuant to this Plan.

4.7                                 Class 7 - General Unsecured Claims-Convenience Class.  Except as otherwise provided in Article 9.8 below, on the first Periodic Distribution Date occurring after the date an Unsecured Convenience Class Claim becomes an Allowed Unsecured Convenience Class Claim, the Disbursing Agent shall deliver to the holder of such Allowed Unsecured Convenience Class Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Unsecured Convenience Class Claim, a Convenience Distribution.

4.8                                 Class 8 - Old Holdings Preferred Stock Interests.  Holders of Old Holdings Preferred Stock Interests shall not receive or retain any property under the Plan on account of such Interests.  On the Effective Date, all of the Old Holdings Preferred Stock Interests shall be deemed cancelled and extinguished.

4.9                                 Class 9 - Old Holdings Common Stock Interests.  Holders of Old Holdings Common Stock Interests shall not receive or retain any property under the Plan on account of such Interests.  On the Effective Date, all of the Old Holdings Common Stock Interests shall be deemed cancelled and extinguished.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN;
EFFECT OF REJECTION BY ONE OR MORE
IMPAIRED CLASSES OF CLAIMS OR INTERESTS

5.1                                 Impaired Classes of Claims and Interests Entitled to Vote.  Except as otherwise provided in Articles 5.3 and 5.4 of the Plan, holders of Allowed Claims or Interests in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

5.2                                 Acceptance by an Impaired Class.  Pursuant to section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class actually voting on the Plan have voted to accept the Plan.

5.3                                 Presumed Acceptances by Unimpaired Classes.  Claims in Class 5 and Reinstated Claims, if any, in any Class 4 subclass are Unimpaired by the Plan.  Pursuant to section 1126(f) of the Bankruptcy Code and/or the Solicitation Procedures Order, holders of Claims in Class 5 and holders of Claims in Class 4 that are Reinstated are conclusively presumed to have accepted the Plan, and the votes of such holders of such Other Secured Claims will not be solicited.

5.4                                 Classes Deemed to Reject Plan.  Holders of Interests in Classes 8 and 9 are not entitled to receive or retain any property under the Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, holders of Class 8 and Class 9 Interests are deemed to reject the Plan and the votes of holders of such Interests will not be solicited.

5.5                                 Election to Class 7 Unsecured Convenience Class Claims.  Election by the holder of a General Unsecured Claim held in an amount more than $1,000,000 but not more than $2,000,000 (after applying the Claims Aggregation Rule, see Article 1.53) to be treated under the Plan as Class 7 Unsecured Convenience Class Claim is deemed an acceptance of the Plan.

5.6                                 Summary of Classes Voting on the Plan.  As a result of the provisions of Articles 5.3 and 5.4 of this Plan, and except as provided in Article 5.5 and the first sentence of Article 5.3, the votes of holders of Claims in Classes 1, 2, 3, 4, 6, and 7 will be solicited with respect to this Plan.

5.7                                 Presumed Acceptances by Classes Entitled to Vote with No Voting Holders.  Should no Holder of an Allowed Claim, from a Class of Claims entitled to vote, vote to accept or reject the Plan, such Class will be deemed to accept the Plan.

5.8                                 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class entitled to vote rejects the Plan or is deemed to have rejected the Plan, the Plan Proponents will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1                                 New Holding Company Formation and Exchange.

(a)                                  On or prior to the Effective Date, the Plan Proponents shall cause the following transactions to occur in the following order:

New Holding Company will be incorporated.

New Holding Company will cause New Parent Company to be incorporated as a wholly owned subsidiary of New Holding Company.

New Parent Company will cause New ATA Holdings to be incorporated as a wholly owned subsidiary of New Parent Company.

(b)                                 On the Effective Date and immediately following the satisfaction, discharge and release of Claims as provided in Section 11.2 the following transactions will occur in the following order:

(i)                                     New Holding Company will issue the New Investor New Shares to the New Investor in exchange for the New Investor Equity.

(ii)                                  New Holding Company will contribute the Rights Offering New Shares subscribed to by Qualified Holders, the Unsecured Creditors New Shares, the Original Warrants, the Additional Warrants (if issuable), the DIP New Shares and the New Investor Equity to the New Parent Company.

(iii)                               New Parent Company will contribute the Rights Offering New Shares subscribed to by Qualified Holders, the Unsecured Creditors New Shares, the Original Warrants, the Additional Warrants (if issuable), the DIP New Shares and the New Investor Equity to New ATA Holdings.

(iv)                              New ATA Holdings will transfer the Unsecured Creditors New Shares, the Original Warrants, Additional Warrants (if issuable) and Cash in an amount sufficient to satisfy the Convenience Distribution, to Holdings in exchange for 100% of the outstanding shares of common stock of ATA and Execujet held by Holdings (the “Exchange”).  Without further action by Holdings, (A) the Unsecured Creditors New Shares, the Original Warrants, and the Additional Warrants (if issuable) shall be distributed to the holders of Allowed Class 6 Claims and (B) the Convenience Distribution shall be made to the holders of Allowed Class 7 Claims, in each case in accordance with this Plan.

(v)                                 New ATA Holdings will contribute to ATA (A) the DIP New Shares, and (B) the New Investor Equity less the Convenience Distribution.

(vi)                              ATA will deliver the DIP New Shares to the New DIP Lender in discharge of the New DIP Facility Claim.

(vii)                           New ATA Holdings will transfer Rights Offering New Shares to Qualified Holders exercising their Subscription Rights in exchange for the Subscription Purchase Price in accordance with the Rights Offering described in Article VII of this Plan.

c.                                       On or before the Distribution Date, New Holding Company will issue certificates for, or make appropriate book entries in its stock transfer records to evidence ownership of, the Unsecured Creditors New Shares as instructed by Holdings.

s.                                       After the Effective Date, Holdings and New ATA Holdings shall make an election pursuant to section 338(h)(10) of the Internal Revenue Code of 1986 and under any applicable similar provisions of state or local law with respect to the Exchange, to treat the Exchange as a sale of ATA’s and Execujet’s assets.

e.                                       Thereafter, (i) Reorganized Holdings shall file a Form 15 with the Securities and Exchange Commission to deregister its equity securities under the Exchange Act, and (ii) Reorganized Holdings shall be dissolved pursuant to the Indiana Business Corporation Law, and any assets of Holdings available for distribution after the payment of all then existing creditors, other than those assets which the New Investor determines to reject, shall be transferred to New ATA Holdings.  New Holding Company will not be a successor to Reorganized Holdings (including without limitation a successor registrant under the Exchange Act) and accordingly will not have any successor liability with respect to Reorganized Holdings’ acts or omissions (including without limitation any filings made or required to be made by it under the Exchange Act).

6.2                                 Continued Corporate Existence.  Each of Reorganized Holdings (until its dissolution pursuant to Section 6.1(e) above) and the Reorganized Companies will continue to exist after the Effective Date each as a separate corporate entity, with all the powers of a corporation under the applicable laws of Indiana or Delaware and pursuant to their respective articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such articles of incorporation and bylaws are amended pursuant to the terms of such documents.

6.3                                 Directors and Officers of the Reorganized Companies and Holdings.

a.                                       Except as otherwise provided by written notice filed by the Plan Proponents with the Bankruptcy Court on a date that is not less than seven (7) Business Days prior to the Voting Deadline, the senior officers of New Holding Company and ATA as of the Effective Date will be those Persons currently serving as the senior officers of Holdings and ATA respectively.

b.                                      On the Effective Date, the term of the current members of the board of directors of each of the Reorganizing Debtors will expire. The initial board of directors of the New Holding Company shall consist of seven (7) members.  The New Investor will have the right to appoint five (5) of such members, the Creditors’ Committee may appoint one (1) member, who must be acceptable to the New Investor and after consultation with those Qualified Holders who have subscribed for a majority of the Rights Offering New Shares, and the seventh member shall be the Chief Executive Officer of ATA.  Subsequent boards of directors of New Holding Company will consist of the Chief Executive Officer of ATA and six (6) members appointed by the New Investor, subject to the terms of the Minority Shareholder Protection Term Sheet.  The initial board of directors of each of the other Reorganized Companies will consist of such directors selected as provided in the Investment Agreement.  The Plan Proponents will file with the Bankruptcy Court written notice of the identities of the proposed directors for the Reorganized Companies not less than one (1) Business Day prior to the Confirmation Hearing.

c.                                       On the Effective Date, the articles of incorporation of Holdings shall be amended to reduce the size of its board of directors to one director and Brian Hunt, Holdings’ Vice President, General Counsel and Secretary, is hereby designated as the sole director of Holdings from and after the Effective Date.

6.4                                 Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs.  Subject to (i) Article 8.4, 8.7, and 8.8 hereof and (ii) where applicable, approval before the Effective Date by ALPA, AFA, TWU and IAMAW, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and other benefit arrangements not subject to ERISA (together, “Benefit Plans”) sponsored by the Reorganizing Debtors shall remain in place, terminate as of the Effective Date, or terminate as of such date not later than 180 days after the Effective Date, as determined by ATA with respect to each such Benefit Plan.  Thereafter, each director, officer and employee then employed by the Reorganized Companies shall participate in those Benefit Plans sponsored by the Reorganized Companies and available to directors, officers and employees of ATA and Holdings.

6.5                                 Articles of Incorporation.  The articles of incorporation of the Reorganized Companies (other than New Holding Company) will be amended as may be required in order that they are consistent with the provisions of the Investment Agreement, the Plan and the Bankruptcy Code and will be reasonably satisfactory to the New Investor, the ATSB Lender Parties and the Creditors’ Committee.

6.6                                 Corporate Action.  Each of the matters provided for under the Plan involving the corporate structure of the Reorganized Debtors or corporate action to be taken by or required of the Reorganizing Debtors will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Reorganizing Debtors.

6.7                                 Management Stock Option Plan and ALPA Stock Option Plan.  On the Effective Date, the Management Stock Option Plan and ALPA Stock Option Plan shall become effective.  The Management Incentive Shares and ALPA Option Shares shall be reserved for issuance under the Management Stock Option Plan and ALPA Stock Option Plan.  The solicitation of votes on the Plan shall be deemed to be a solicitation for approval of the Management Stock Option Plan and ALPA Stock Option Plan by Persons who will be entitled to receive and hold New Shares as of the Effective Date.

6.8                                 Preservation of Causes of Action.  In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code.  The Reorganizing Debtors or the Reorganized Companies will determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action.  The Reorganized Companies or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Companies or any successors holding such rights of action.  A nonexclusive list of the Retained Actions will be filed as Exhibit I hereto on or before the Exhibit Filing Date.

6.9                                 Other Assumed Obligations.  Except as otherwise limited or proscribed in this Plan, all obligations imposed on the Reorganizing Debtors by an order of the Bankruptcy Court approving any agreements or stipulations entered into during the Chapter 11 Cases that are not fully performed by the Effective Date or have not been rejected or terminated or have not expired by their own terms and are not subject to an unperformed condition precedent that can only occur within the Chapter 11 cases will be assumed obligations of the applicable Reorganized Company to the extent such obligations have not been performed, rejected, or terminated by the Reorganizing Debtors.  Without limiting the foregoing, Reorganized ATA agrees that it will be obligated with respect to the Restructuring Term Sheet, the 1996-1997 EETC Approval Order and to fully pay the City Loans in accordance with their original contractual terms as provided in the Amended Midway Term Sheet.  Notwithstanding the preceding sentence or anything in this Plan to the contrary, that certain Severance Agreement dated August 31, 2005 and that certain Non-competition and Confidentiality Agreement dated August 31, 2005, both of which were executed by and among J. George Mikelsons, the Reorganizing Debtors, Ambassadair Travel Club, Inc., Amber Travel Inc., American Trans Air Execujet, Inc. and C8 Airlines, Inc. as authorized by the Bankruptcy Court in the Chapter 11 Cases, are hereby incorporated by reference into this Plan and will be assumed obligations of the Reorganized Companies as of the Effective Date.

6.10                           Cancellation of Existing Equity Securities and Agreements.  On the Effective Date, except as otherwise specifically provided for in the Plan or the Confirmation Order (a) the Old Holdings Common Stock, Old Holdings Preferred Stock, the Old Holdings Unsecured Notes and any other note, bond, indenture, pass through trust agreement, pass through trust certificate, equipment trust certificate guarantee, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Reorganizing Debtors, except such notes, other instruments or documents evidencing indebtedness or obligations of the Reorganizing Debtors that are Reinstated under the Plan, will be cancelled solely as to the Reorganizing Debtors, and the Reorganizing Debtors shall not have any continuing obligations thereunder, and (b) the obligations of, Claims against, and/or Interests in the Reorganizing Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Holdings Common Stock, Old Holdings Preferred Stock, the Old Holdings Unsecured Notes and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Reorganizing Debtors, except such agreements or notes or other instruments evidencing indebtedness or obligations of the Reorganizing Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, that any such agreement that governs the rights of the holder of a Claim will continue in effect solely for purposes of (i) allowing an indenture trustee, an agent or a servicer (each hereinafter referred to as a “Servicer”) to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan, (ii) permitting such Servicer to maintain any rights or liens it may have against property other than the Reorganized Companies’ property for fees, costs, and expenses under such Indenture or other agreement, and (iii) governing the rights and obligations of non-Reorganizing Debtor parties to such agreements, vis-à-vis each other and (iv) preserving any claims by or on behalf of bondholders, indenture trustee, loan trustee, subordination agents, pass through trustees or similarly situated parties against any Person (other than the Reorganizing Debtors or Reorganized Companies) that arise under or are related to such agreements; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Reorganizing Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Reorganized Companies.  The Reorganized Companies will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in Article 9.5 hereof.

6.11                           Exclusivity Period.  The Plan Proponents will retain the exclusive right to amend or modify the Plan, subject to the prior written approval of Southwest, the ATSB Lender Parties and the Creditors’ Committee (not to be unreasonably denied), in accordance with the terms hereof, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

6.12                           Substantive Consolidation.  The Plan is premised upon the substantive consolidation of the Estates of Holdings, Leisure, Cargo, and Execujet into the Estate of ATA for purposes only of voting, confirmation and distribution.  The Plan does not provide for the substantive consolidation of the Estates for any other purpose, nor (as of the Effective Date) does the Plan provide for the merger of any Reorganizing Debtor entity into another or the transfer or commingling of any asset of any Reorganizing Debtor.  Substantive consolidation of the other Estates into the ATA Estate shall not (other than for the purposes set forth in the first sentence of this Article 6.12) (a) affect the legal and corporate structures of the Reorganized Debtors or affect or modify in any way the ownership of any asset of any particular Reorganizing Debtor, (b) cause any Reorganizing Debtor to be liable for any Claim or Unimpaired Claim under the Plan for which it otherwise is not liable and the liability of any Reorganizing Debtor for such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims, or (d) affect Subsidiary Interests.  On the Effective Date, (x) the Intercompany Claims shall be

Reinstated or discharged, at the option of the Reorganized Companies, (y) except as otherwise expressly provided for in this Plan, the Interests in the Subsidiary Debtors shall remain outstanding and (z) no distributions shall be made on account of Intercompany Claims or Interests.

6.13                           Effectuating Documents; Further Transactions.  Each of (a) the Chairman and Chief Executive Officer, (b) the Chief Financial Officer, (c) the Chief Restructuring Officer, and (d) the Senior Vice President, General Counsel and Corporate Secretary of each of the Reorganizing Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The secretary or assistant secretary of each of the Reorganizing Debtors will be authorized to certify or attest to any of the foregoing actions.

6.14                           Exemption From Certain Transfer Taxes and Recording Fees.  Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Reorganizing Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan or pursuant to any agreement regarding the transfer of title to or ownership of any of the Reorganizing Debtors’ aircraft, in the United States will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Federal Aviation Administration filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.15                           Section 1145 Exemption.  Pursuant to section 1145 of the Bankruptcy Code and applicable non-bankruptcy laws, the New Shares issued pursuant to the Plan, the Subscription Rights, the Original Warrants, the Original Warrants Shares, the Additional Warrants (if issuable), the Additional Warrants Shares (if issuable), the options granted under the ALPA Stock Option Plan, the ALPA Option Shares, the options granted under the Management Stock Option Plan, the Management Incentive Shares issued pursuant to this Plan, to the extent applicable, the New Leases, the Pass Through Certificates, the Restructuring Participation Agreements (each as defined in the Restructuring Term Sheet), and all other documents, instruments and agreements entered into in connection with the transactions contemplated by the Restructuring Term Sheet are exempt from, among other things, registration under the Securities Act and any offering, issuance and distribution of any securities contemplated under or by the Plan and any state or local law requiring registration prior to the offering, distribution or sale of securities.

6.16                           Management and Key Employee Contracts.  The Reorganized Companies will enter into employment agreements with members of senior management or other “key employees” satisfactory to the New Investor to satisfy the conditions of the Investment Agreement.

6.17                           Minority Shareholder Protection.  The Bylaws of New Holding Company (or alternatively a Shareholders Agreement among the New Investor and certain persons who hold Allowed Class 6 Claims) will include the provisions set forth in the Minority Shareholder Protection Term Sheet.  Such provisions will be applicable to any person (“Participation Rights Transferee”) to whom any of the Participation Rights Transfer Parties (as defined in Article 1.151) transfer Subscription Rights in accordance with Article 1.151 with respect to Rights Offering New Shares acquired by any such Participation Rights Transferee by participation in the Rights Offering.

ARTICLE VII

THE RIGHTS OFFERING

7.1                                 Issuance of Subscription Rights.  Each Qualified Holder shall have a Subscription Right entitling such Qualified Holder to subscribe for its Pro Rata Share of Rights Offering New Shares to be offered by New ATA Holdings (the “Basic Subscription Rights”).  If the Rights Offering New Shares have not been fully subscribed for through the exercise of Basic Subscription Rights (the “Initially Unsubscribed Rights Offering New Shares”), then Qualified Holders will be entitled to subscribe for all or part of the Initially Unsubscribed Rights Offering New Shares (the “Supplemental Subscription Rights”).  To exercise Supplemental Subscription Rights, a Qualified Holder will be required to indicate on the Subscription Form the aggregate dollar amount (specified as a whole number and in increments of $500,000) of any Initially Unsubscribed Rights Offering New Shares such Qualified Holder is committed to purchase based on the Per Share Value.  Any such commitment shall be irrevocable and may not be for less than $500,000 or more than $25,000,000.  An aggregate of 2,500,000 New Shares will be eligible for purchase in the Rights Offering.  Qualified Holders have the right, but not the obligation, to participate in the Rights Offering as provided herein.  If, after the Voting Record Date but at least five (5) Business Days prior to the Subscription Expiration Date, a Qualified Holder is permitted to participate in the Rights Offering as a result of a Bankruptcy Court order estimating such Claim for the purpose of determining such holder’s Rights Participation Claim Amount, such Qualified Holder shall be permitted to participate in the Rights Offering to the same extent as a holder of a Rights Participation Claim Amount as of the Voting Record Date.

7.2                                 Subscription Period.  The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date.  Each Qualified Holder intending to participate in the Rights Offering must affirmatively elect to exercise Subscription Right(s) on or prior to the Subscription Expiration Date.  After the Subscription Expiration Date, unexercised Subscription Rights shall be treated as acquired by the New Investor and any exercise of such Subscription Rights by any entity other than the New Investor shall be null and void and neither the Reorganizing Debtors nor New ATA Holdings shall be obligated to honor any such purported exercise received by the Disbursing Agent after the

Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

7.3                                 Subscription Purchase Price.  To purchase Rights Offering New Shares, a Qualified Holder shall pay in Cash the Subscription Purchase Price.

7.4                                 Exercise of Subscription Rights.  In order to exercise the Subscription Rights, each Qualified Holder must: (a) return a duly completed (i) Subscription Form, (ii) Accredited Investor Certification, and (iii) Certificate of U.S. Citizenship (collectively, the “Subscription Documents”) to the Disbursing Agent so that such documents are actually received by the Disbursing Agent on or before the Subscription Expiration Date; and (b) pay to the Disbursing Agent (for the account of New ATA Holdings) on or before the Subscription Expiration Date, such Qualified Holder’s Subscription Purchase Price (for both the Basic Subscription Rights and Supplemental Subscription Rights subscribed for) in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Disbursing Agent.  If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive from a given Qualified Holder of Subscription Rights both the duly completed Subscription Documents and funds in an amount equal to such holder’s Subscription Purchase Price, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.  The payments made in accordance with the Rights Offering shall be deposited and held by the Disbursing Agent in a trust account, or similarly segregated account or accounts which shall be separate and apart from the Disbursing Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Companies, but not later than twenty (20) days after the Effective Date.  The Disbursing Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.  Notwithstanding the foregoing, in order for a Qualified Holder that is held in the name of a bank, broker or other nominee to participate in the Rights Offering, such Qualified Holder must provide its instruction to its bank, broker, or other nominee or to its agent.  The bank, broker, or other nominee or its agent, in turn, must then convey the instruction on a master subscription form, and arrange for the proper payment of the Subscription Purchase Price either through the Depository Trust Company (“DTC”) or, if DTC is unable to act as intermediary for subscription instructions and payments, by following the instructions outlined in the Subscription Documents.

Each Qualified Holder may exercise all or any portion of such Qualified Holder’s Subscription Rights pursuant to the Subscription Form but the exercise of any Subscription Rights shall be irrevocable.  In order to facilitate the exercise of the Subscription Rights, on the Subscription Commencement Date, the Reorganizing Debtors will mail the Subscription Documents to each holder of an Allowed Class 6 Claim as of the Voting Record Date together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Documents, as well as instructions for the payment of the Subscription Purchase Price for the Subscription Rights sought to be acquired by such holder.  As promptly as practicable (and, in any event, not later than ten (10) Business Days) following the Subscription Expiration Date, the Reorganizing Debtors will deliver to each Qualified Holder that has sought to exercise its Subscription Rights a written statement specifying the portion of the Subscription Rights that was validly and effectively acquired by such holder giving effect to this Article VII hereof.  The Reorganizing Debtors, with the consent of the Creditors’ Committee, may adopt such additional detailed procedures consistent with the provisions of this Article VII to more efficiently administer the exercise of the Subscription Rights.

7.5                                 Transfer Restrictions; Permitted Transfers; Revocation.  The Subscription Rights are not transferable except that the ATSB, ATSB Lender Parties, 2000-1 EETC Aircraft Creditors and 1996/1997 EETC Aircraft Creditors (as holder of the 1996/1997 EETC Aircraft Rejection Claim or 2000-1 Aircraft Rejection Claim) may sell, transfer, assign or distribute the Subscription Rights subject to the provisions of Article 1.151.  Any such transfer or attempted transfer other than an assignment by the ATSB, ATSB Lender Parties, the holders of the 1996-1997 EETC Aircraft Rejection Claim, or the holders of 2000-1 EETC Aircraft Rejection Claim (see Article 1.151) shall be null and void and neither the Reorganizing Debtors nor New ATA Holdings shall treat any purported transferee as the holder of any Subscription Rights.  Once a Qualified Holder has properly exercised its Subscription Right, such exercise will not be permitted to be revoked.  Notwithstanding anything herein to the contrary, provided such assignee, transferee or distributee is a Participation Rights Transferee (see Article 6.17), at the direction or instruction of the Controlling Party (as defined in and in accordance with the governing documents with respect to Aircraft Equipment financing arrangements concerning the 1996-1997 Aircraft and 2000-1 Aircraft), the indenture trustees, pass-through trustees, loan trustees and subordination agents thereunder are permitted to sell, transfer, assign and/or otherwise distribute, or direct the sale, transfer, assignment or other distribution of, the Subscription Rights in accordance with the governing Aircraft Equipment financing documents including transferring, assigning or distributing, or directing the transfer, assignment or distributing, to the Beneficial Holders of the certificates of the pass-through trusts on a pro rata basis in such tranch of certificates entitled, in accordance with the underlying financing documents, to such distribution; provided, however, such Controlling Party provides direction to Wilmington Trust Company, in its capacities as loan trustee and/or subordination agent, in accordance with the underlying Aircraft Equipment financing documents on or before the Fifteenth (15th) day before the Subscription Expiration Date.  Wilmington Trust Company, in its capacity as applicable Aircraft Creditor, is authorized and empowered to perform and otherwise sell, assign, transfer or distribute Subscription Rights of the 1996-1997 EETC Aircraft Creditors and 2000-1 EETC Aircraft Creditors in accordance with this Plan.  Notwithstanding any other provision in the Plan, the rights of Qualified Holders (including permitted Participation Rights Transferees) shall not be reduced, altered or limited by any subsequent modification, disallowance or reclassification of the applicable Class 6 Claim and the Rights Offering Claim Amount shall be fixed for purposes of the Rights Offering only except as otherwise provided herein and without prejudice to the rights of any party as to the allowance or amount of the 1996/1997 Aircraft Rejection Claim or 2000-1 Aircraft Rejection Claim.

7.6                                 Backstop Purchaser.  Any Rights Offering New Shares not subscribed for pursuant to the Rights Offering shall be purchased on the Effective Date by the New Investor pursuant to the Investment Agreement at the same price provided in the Rights Offering.

7.7                                 Recalculation of Pro Rata Share as of the Subscription Expiration Date.  The Pro Rata Share of Rights Offering New Shares shall be recalculated on the Subscription Expiration Date to account for any allowances or disallowances, as applicable, of Allowed Class 6 Claims and each properly exercising Qualified Holder under the Rights Offering shall only be entitled to purchase the amount so calculated on such date pursuant to its Basic Subscription Rights and any amounts paid by such holders in excess of the amount authorized to be purchased shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

7.8                                 Distribution of the Rights Offering New Shares.  On, or as soon as reasonably practicable after, the Effective Date, the Disbursing Agent shall distribute the Rights Offering New Shares purchased by each Qualified Holder that has properly exercised its Subscription Rights to such holder.

7.9                                 Subsequent Adjustments.  If, as a result of subsequent allowances of Allowed Class 6 Claims for purposes of participating in the Rights Offering or otherwise, or, if as a result of the exercise of Supplemental Subscription Rights described in Article 7.1, more than all of the Rights Offering New Shares have been subscribed for, then the amount of New Shares subscribed for by all properly exercising Qualified Holders shall be reduced to the number of Rights Offering New Shares.  In the event any such reduction is required, such reduction shall be applied first against the Rights Offering New Shares subscribed for in connection with Supplemental Subscription Rights and then, to the extent necessary, against the Rights Offering New Shares subscribed for in connection with Basic Subscription Rights.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Supplemental Subscription Rights will be reduced on a pro rata basis based upon the dollar amounts of Initially Unsubscribed Rights Offering New Shares that each Qualified Holder participating in the Supplemental Subscription Rights committed to purchase to the aggregate dollar amount of Initially Unsubscribed Rights Offering New Shares that all such Qualified Holders committed to purchase.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Basic Subscription Rights will be reduced on a pro rata basis based upon the number of Rights Offering New Shares properly subscribed for by such Qualified Holder.  The difference between the price actually paid by an exercising Qualified Holder and the amount of the Subscription Purchase Price with respect to the Rights Offering New Shares that such Qualified Holder is entitled to acquire after giving effect to the foregoing cut backs, if any, shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

7.10                           No Interest.  In the event all or any portion of the Subscription Purchase Price is repaid to the entity making such payment, no interest shall be paid thereon.

7.11                           Validity of Exercise of Subscription Rights.  All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights shall be determined by the Plan Proponents in consultation with the Creditors’ Committee, whose good faith determinations shall be final and binding.  The Plan Proponents, in their discretion reasonably exercised in good faith in consultation with the Creditors’ Committee, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights.  Subscription Documents shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Plan Proponents determine in their discretion reasonably exercised in good faith.  The Plan Proponents in consultation with the Creditors’ Committee will use commercially reasonable efforts to give notice to any Qualified Holder of any defect or irregularity in connection with any purported exercise of Subscription Rights by such Qualified Holder and, with the consent of the New Investor and the Creditors’ Committee, may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Plan Proponents nor the Disbursing Agent shall incur any liability for failure to give such notification.

ARTICLE VIII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

8.1                                 Assumed Contracts And Leases.  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each executory contract and unexpired lease listed on Exhibit H shall be deemed automatically assumed and the proposed Cure established in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Confirmation Date unless such executory contract or unexpired lease (i) shall have been previously assumed or rejected by the Reorganizing Debtors by order of the Bankruptcy Court, (ii) shall have previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject pending on or before the Confirmation Date.  The counterparty to any executory contract or unexpired lease listed on Exhibit H who contests the cure listed on Exhibit H must file and serve an objection to such cure no later than the Plan Objection Deadline or be barred from contesting such cure.  Notwithstanding the foregoing or any other provision of this Plan, if the amount and the timing for payment of Cure with respect to an unexpired lease or executory contract is not agreed on or before five (5) Business Days before the Confirmation Date by agreement between the Reorganizing Debtors and the counterparty to such unexpired lease or executory contract or an order of the Bankruptcy Court in an amount and manner that is satisfactory to the Plan Proponents, the Plan Proponents reserve the right to reject any such unexpired lease or executory contract by a motion filed with the Bankruptcy Court on or before the Confirmation Date or by amending Exhibit H and/or Exhibit G to the Plan on or before the Confirmation Date.  Except as limited above, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Article 8.1 shall vest in and be fully enforceable by the applicable Reorganized Company in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing or providing for its assumption, or applicable federal law, or by agreement between the Reorganizing Debtor and the counterparty.

8.2                                 1996-1997 EETC Transactions and Survival and Continued Effect for 1996-1997 EETC Documents.  Notwithstanding any other provision of this Plan to the contrary, ATA/Reorganized ATA shall be entitled to retain the use of the 1996-1997 Aircraft in accordance with the terms of the Restructuring Term Sheet, as it may have been amended by agreement and originally as approved by the 1996-1997 Approval Order.  On the Effective Date, (i) each of the Original Leases (as defined in the Restructuring Term Sheet) shall be rejected, (ii) the Original Leases shall be deemed terminated by such rejection, (iii) the 1996-1997 EETC Aircraft shall be deemed constructively returned to the 1996-1997 EETC Aircraft Creditors, and (iv) the applicable indenture trustees will, subject to the fulfillment of all conditions precedent as the same may have been amended contained in the Restructuring Term Sheet, including, without limitation, the payment of all fees and expenses provided therein, direct the existing lessors or their newly formed special purpose entities to concurrently therewith enter into new leases of the 1996-1997 EETC Aircraft and related transaction documents with Reorganized ATA.  Such new leases and related transaction documents will comply in all respects with the terms contained in the Restructuring Term Sheet.  New ATA Holdings will guarantee the obligations of Reorganized ATA arising from such new leases.  Notwithstanding any other provision of this Plan, the Confirmation Order or Plan Exhibit to the contrary (other than with respect to the Reorganizing Debtors’ obligations under the Original Leases which will be governed by the Plan and Confirmation Order), nothing in the Plan, the Confirmation Order or any of the Plan Exhibits (including any provision that purports to be preemptory, discharging or supervening) other than the Restructuring Term Sheet and the 1996-1997 EETC Approval Order shall in any way operate to, or have the effect of, or be deemed impairing, effecting, modifying or releasing in any respect the legal, equitable, or contractual rights of the 1996-1997 EETC Aircraft Creditors (including the beneficial holders of certificates issues thereunder and indenture trustees for such certificate holders) under the 1996-1997 EETC documents (other than the Original Leases) and any documents ancillary thereto, including the terms of any and all intercreditor and subordination agreements, or provisions of any of them governing the relationships of the respective Indenture Trustees, the Note Trustees, the Subordination Agent, and their respective beneficial holders, including those provisions relating to distributions, the rights of the Indenture Trustees, the Subordination Agents and the Note Trustees to certain payments and (to the extent applicable) indemnity from the applicable holders, and liens on property to be distributed to any holders to secure the payment of the fees and expenses of the Indenture Trustees, the Subordination Agents and the Note Trustees shall not be affected by confirmation of the Plan.  The 1996-1997 EETC documents (other than the Original Leases), subject only to the terms of the Restructuring Term Sheet, shall remain in full force and effect and shall be fully binding, valid and enforceable between and among the parties and beneficiaries thereto.  To the extent that the Plan, Confirmation Order or any Plan Exhibit is inconsistent with the 1996-1997 EETC documents (other than the Original Leases) and any documents ancillary thereto including the Restructuring Term Sheet, the 1996-1997 EETC documents (other than the Original Leases), the 1996-1997 EETC Approval Order and Restructuring Term Sheet shall be controlling so that the Plan and the effectiveness thereof will not affect the rights of the parties under the 1996-1997 EETC documents (other than the Original Leases), the 1996-1997 EETC Approval Order, and Restructuring Term Sheet (other than with respect to the Reorganizing Debtors’ obligations under the Original Leases which will be governed by the Plan and Confirmation Order).”

Upon the Effective Date (and the full execution of the New Leases, as defined in the Restructuring Term Sheet), the 1996/1997 EETC Aircraft Rejection Claim shall be allowed as a Class 6 Allowed Claim for all purposes in the amounts specified in the Restructuring Term Sheet.

8.3                                 Payments Related To Assumption Of Contracts And Leases.  The provisions (if any) of each executory contract and unexpired lease to be assumed under the Plan which are or may be in default shall be satisfied solely by the Cure listed on Exhibit H.  In the event of a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption and the Plan Proponents have not withdrawn the proposed assumption prior to the Confirmation Date, Cure shall occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.4                                 Rejected Contracts And Leases.  Except with respect to executory contracts and unexpired leases that (i) are listed on Exhibit H, (ii) have previously been assumed or rejected, (iii) shall have previously expired or terminated pursuant to their own terms on or before the Confirmation Date, (iv)  are the subject of a motion to assume or reject filed on or before the Confirmation Date, or (v) are the subject of a notice of assumption or rejection served, pursuant to order of the Bankruptcy Court, on or before the Confirmation Date, all executory contracts and unexpired leases listed on Exhibit G shall be deemed automatically rejected as of the Confirmation Date or such earlier date as the Reorganizing Debtors may have unequivocally terminated their performance under such lease or contract; provided, however, that neither the exclusion nor inclusion of a contract or lease by the Reorganizing Debtors on Exhibit G or Exhibit H hereto, nor anything contained herein, shall constitute an admission by the Reorganizing Debtors that any such lease or contract is an unexpired lease or executory contract or that any Reorganizing Debtor, or its respective Affiliates, has any liability thereunder.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions and rejections contemplated herein (including the rejections pursuant to Section 8.2 hereof), pursuant to sections 365 and 1123 of the Bankruptcy Code.  The Reorganizing Debtors reserve the right to (a) file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease and (b) modify or supplement Exhibit G or Exhibit H hereto at any time prior to the Confirmation Date, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from Exhibit G or Exhibit H hereto.

8.5                                 Rejection Damages Bar Date.  If the rejection by a Reorganizing Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Reorganizing Debtors or the Reorganized Debtors or the properties of any of such parties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Reorganizing Debtors and the Creditors’ Committee or the Post-Confirmation Committee, as applicable, within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.  This provision does not apply to the 1996-1997 EETC Aircraft Rejection Claim which shall be allowed by the Confirmation Order without any further action by its holders or to any claim agreed to under an 1110(b) Stipulation approved by order of the Bankruptcy Court.

8.6                                 Contracts and Leases Not Listed on Exhibits G or H.  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, any executory contract or unexpired lease not listed on either Exhibit G or Exhibit H shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Confirmation Date unless such executory contract or unexpired lease (i) shall have been previously assumed or rejected by the Reorganizing Debtors by order of the Bankruptcy Court, (ii) shall have previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume or reject pending on or before the Confirmation Date, or (iv) is the subject of an 1110(b) Stipulation approved by order of the Bankruptcy Court allowing for later rejection.

8.7                                 Amended ALPA Agreement.  Pursuant to the 1113 Compromise, Reorganized ATA shall assume the ALPA Agreement as amended pursuant to the 1113 Compromise as of the Effective Date.  Upon the assumption of the Amended ALPA Agreement, the grievance claims asserted in claim No. 1023 filed by ALPA are reinstated subject to all defenses and only to the extent that such claims have merit.

8.8                                 Other Collective Bargaining Contracts.  Except to the extent ATA has filed a motion to reject the collective bargaining agreement pursuant to Bankruptcy Code § 1113 on or before the Voting Deadline, ATA shall assume the collective bargaining agreements (as they may have been amended or modified) with AFA, IAM and TWU.

8.9                                 Southwest Codeshare Agreement.  Reorganized ATA shall assume the Southwest Codeshare Agreement as of the Effective Date.

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

9.1                                 Time of Distributions.  Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on a Periodic Distribution Date.

9.2                                 No Interest on Claims.  Unless otherwise specifically provided for in the Plan, 11 U.S.C. § 506 (b), the Confirmation Order, the New DIP Credit Agreement, a Bankruptcy Court order or a postpetition agreement in writing between the Reorganizing Debtors and a holder of a Claim, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.  Provided, however, that nothing in this Article 9.2 shall constitute a waiver by an agency or entity of the United States to assert the right to receive postpetition interest with respect to any Administrative Claims.

9.3                                 Disbursing Agent.  The Disbursing Agent shall make all distributions required under this Plan except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

9.4                                 Cancellation of Securities or Instruments As to Reorganized Debtors.  As of the Effective Date, each instrument evidencing a Claim (a “Certificate”) shall be cancelled solely with respect to the Reorganized Debtors and such cancellation shall not alter the obligations or rights of any non-Reorganizing Debtor third parties vis-à-vis one another to such instruments; provided, however, that this Article 9.4 shall not apply to any Claims Reinstated pursuant to the terms of the Plan.

9.5                                 Services of Indenture Trustees, Agents and Servicers.  The services, with respect to consummation of the Plan, of Servicers under the relevant agreements that govern the rights of holders of Claims shall be as set forth in this Plan, and the Reorganized Companies shall reimburse any Servicer (including the Indenture Trustee) for reasonable and necessary services performed by it (including reasonable attorneys’ fees) as contemplated by, and in accordance with this Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.  The payments shall be made in full in Cash on the Effective Date.

9.6                                 Claims Administration Responsibility.

a.                                       The Reorganizing Debtors and Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against and Interests in the Reorganizing Debtors.

b.                                      Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and filed on or before the Claims Objection Deadline.  Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder of a Claim if the Reorganizing Debtors or the Reorganized Debtors effect service in any of the following manners:  (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for the holder of a Claim is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the holder of a Claim in the Chapter 11 Cases.

c.                                       Any Claim determined and liquidated pursuant to (i) an order of the Bankruptcy Court, or (ii) applicable non-bankruptcy law (which determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed, to the extent applicable, an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan (provided that, to the extent a Claim is an Allowed Insured Claim, such Allowed Claim shall be paid from the insurance proceeds available to satisfy such liquidated amount).  Nothing contained in this Article 9.6 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Reorganizing Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

9.7                                 Delivery of Distributions.  Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such holders of Claims (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Reorganizing Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of a change of address delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.  If any distribution to a holder of a Claim is returned as undeliverable, no further distributions to such holder of a Claim shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such holder of a Claim, at which time all missed distributions shall be made to such holder of a Claim without interest.  Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed.  All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be distributed to the other creditors of the Class of which the creditor to whom the distribution was originally made is a member in accordance with the provisions of the Plan applicable to distributions to that Class.  If, at the conclusion of distributions to a particular Class under the Plan and after consultation with the Post-Confirmation Committee (solely with respect to General Unsecured Claims), the Reorganized Debtors reasonably determine that any remaining distributions allocated for such class are immaterial and would thus be too impractical to distribute or would be of no benefit to its respective distributees, any such remaining distributions will revert to the Reorganized Debtors.  Upon such reversion, the Claim of any

Claim holder or its successor with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

9.8                                 Procedures for Treating and Resolving Disputed and Contingent Claims.

a.                                       No Distributions Pending Allowance.  No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.  Distribution with respect to Allowed Claims of each individual agency or entity of the United States shall be made in accordance with the terms of the Plan as soon as all of the Claims of that individual agency or entity are resolved.

b.                                      Distribution Reserve.  Prior to making any distributions to holders of General Unsecured Claims, the Disbursing Agent shall establish an appropriate Distribution Reserve for Disputed General Unsecured Claims (“Distribution Reserve”) to withhold from any such distributions 100% of distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amount.  Notwithstanding the foregoing, the Disbursing Agent shall have the right to request estimation of any Disputed General Unsecured Claim and authority from the Bankruptcy Court to withhold less than 100% of the Disputed Claim Amount of any Disputed General Unsecured Claims from distributions to holders of Allowed General Unsecured Claims.  The holder of a Disputed General Unsecured Claim shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim.  The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes, as it determines are necessary and appropriate.

c.                                       Distributions After Allowance.  On each Periodic Distribution Date, the Disbursing Agent will make distributions from the Distribution Reserve (a) on account of any Disputed General Unsecured Claim that has become an Allowed General Unsecured Claim during the time period since the immediately-preceding Periodic Distribution Date and (b) on account of previously Allowed General Unsecured Claims, of property that would have been distributed to the holders of such Claims on the dates distributions were previously made to holders of Allowed General Unsecured Claims had the Disputed General Unsecured Claims that have become Allowed General Unsecured Claims been Allowed on such dates.  Such distributions will be made pursuant to the provisions of the Plan governing Class 6, or such other Classes as may be applicable.

9.9                                 Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Reorganizing Debtors and Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Reorganizing Debtors and Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.  Any distribution to be distributed pursuant to the Plan shall, pending implementation of such arrangements, be treated as undeliverable pursuant to Article 9.7 hereof, except that any distribution made shall not be deemed a waiver of the requirement.

9.10                           Fractional Securities; Fractional Dollars and De Minimis Distributions.  Any other provision of the Plan notwithstanding, payments of fractions of shares of any equity securities to be distributed under the Plan will not be made and shall be rounded (up or down) to the nearest whole number, with fractions equal to or less than ½ being rounded down.  Any other provision of this Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent or Servicer shall be required to make distributions or payments of fractions of dollars.  Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

Neither the Disbursing Agent nor any Servicer shall have an obligation to make a distribution on account of an Allowed Claim from the New Shares or otherwise if the amount to be distributed to the specific holder of an Allowed Claim on the particular Periodic Distribution Date has an economic value less than $25.00.

9.11                           Surrender of Canceled Instruments or Securities.

a.                                       As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by Old Holdings Unsecured Notes, other notes, instruments, securities or other documentation canceled with respect to the Reorganizing Debtors pursuant to Article 9.4, the holder of such Claim must tender, as specified in this Article 9.11, the applicable notes, instruments, securities or other documentation that evidence such Claim to the Disbursing Agent, or with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective agreement with the Servicer together with any letter of transmittal required by such Disbursing Agent.  Except as provided in Article 9.11.b. below, all such notes, instruments, securities or other documentation will be marked as canceled solely with respect to the Reorganizing Debtors and will be held by the Disbursing Agent.  Pending such surrender, any distributions pursuant to the Plan on account of such Claim will be treated as an undeliverable distribution pursuant to Article 9.7.

b.                                      Except as provided in Article 9.11.c. for lost, stolen, mutilated or destroyed Old Holdings Unsecured Notes, each holder of an Old Holdings Unsecured Note must tender the applicable Old Holdings Unsecured Notes to the Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date.  The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Holdings Unsecured Notes to act and the authenticity of any signatures required thereon.  The Disbursing Agent will hold the Old Holdings Unsecured Notes until (a) the effective date of a chapter 11 plan confirmed for the Liquidating Debtors has occurred, (b) the bankruptcy cases of all Liquidating Debtors are dismissed or otherwise terminated and (c) any nondebtor obligors or guarantors have been dissolved or made final distribution to their creditors, at which time the disbursing Agent will mark the Old Holdings Unsecured Notes as fully canceled and transfer the Old Holdings Unsecured Notes to the Reorganized Companies.  The foregoing shall not apply to the Indenture Trustee, who shall, instead, abide by the procedures and deadlines, established in the relevant indenture with respect to such surrender.

c.                                       Any holder of a Claim based upon an Old Holdings Unsecured Note with respect to which the underlying Old Holdings Unsecured Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Old Holdings Unsecured Note, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Reorganizing Debtors and Reorganized Debtors, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Holdings Unsecured Note.  Upon compliance with this Article 9.11.c. by a holder of a Claim based upon an Old Holdings Unsecured Note, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Old Holdings Unsecured Note.  The foregoing shall not apply to the Indenture Trustee, who shall, instead, abide by the procedures and deadlines, established in the relevant indenture with respect to such surrender.

d.                                      Any holder of a claim based upon an Old Holdings Unsecured Note that fails to surrender or be deemed to have surrendered the applicable Old Holdings Unsecured Notes to the Disbursing Agent or to the Indenture Trustee within two years after the Effective Date will have its right to distributions pursuant to the Plan on account of such Old Holdings Unsecured Note deemed satisfied and will be forever barred from asserting any such Claim against the Reorganized Companies or their respective property.  In such case, any New Shares held for distribution on account of such claim based upon an Old Holdings Unsecured Note will be treated as undeliverable pursuant to the provisions set forth in Article 9.7.

ARTICLE X

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

10.1                           Professional Claims.

a.                                       Final Fee Applications.  All final requests for payment of Professional Claims must be filed no later than sixty (60) days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

b.                                      Payment of Interim Amounts.  Subject to the terms of the Professional Fee Order, on the Effective Date, the Reorganizing Debtors or Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts payable relating to prior periods through the Effective Date.  In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to the Reorganizing Debtors, counsel for the Reorganizing Debtors, and the Creditors’ Committee no later than 5 Business Days prior to the Effective Date.  Within forty-five (45) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.  Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against amounts retained by the Reorganizing Debtors as a holdback on payments of Professional Claims for such Professional pursuant to the Professional Fee Order or, if such amount is insufficient, disgorged by such Professional.

c.                                       Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Companies will employ and pay Professionals in the ordinary course of business.

10.2                           Substantial Contribution Compensation and Expenses Bar Date.  Any Person (other than the Indenture Trustee with respect to the Indenture Trustee’s Fees and Expenses) who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before the Administrative Claim Bar Date, and serve such application on counsel for the Reorganized Debtors, the Creditors’ Committee and the ATSB and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the Administrative Claim Bar Date, or be forever barred from seeking such compensation or expense reimbursement.

10.3                           Other Administrative Claims.  All other requests for payment of an Administrative Claim (other than as set forth in Articles 10.2 and 10.3 of this Plan and subject to the final sentence of this Article 10.3) must be filed with the Claims Agent and served on counsel for the Reorganizing Debtors, and the Post-Confirmation Committee on or before the Administrative Claim Bar Date.  Any request for payment of an Administrative Claim pursuant to this Article 10.3 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Reorganizing Debtors or the Reorganized Companies.  The Reorganized Companies may settle an Administrative Claim without further Bankruptcy Court approval.  Unless the Reorganizing Debtors or the Reorganized Companies object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested.  In the event that the Reorganizing Debtors or the Reorganized Companies object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is (i) for goods or services (including wages, salaries, commissions, and trade payables) paid or payable by the Reorganizing Debtors in the ordinary course of business, (ii) governmental fees, including without limitation, security and inspection fees paid or payable by the Reorganized Debtors in the ordinary course of business, or (iii) previously has been allowed by Final Order of the Bankruptcy Court, including, without limitation, the ATSB Super-Priority Claim except that if such Administrative Claim was unliquidated at the time it became an Allowed Administrative Claim, a notice shall be filed listing the amount of the administrative claim.  Provided, however, that nothing in this Article 10.3 shall constitute a waiver by the United States of any right it may have to assert that any statute or regulation precludes judicial review of the validity or amount of any Administrative Claim filed or asserted by the United States.  Notwithstanding the foregoing, the Reorganized Companies may and shall pay the Indenture Trustee’s Fees and Expenses upon submission by the Indenture Trustee to the Reorganized Companies of invoices and without the need for the filing by the Indenture Trustee of any other request for payment.

ARTICLE XI

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

11.1                           Revesting of Assets.  Except as otherwise explicitly provided in this Plan, on the Effective Date all property comprising the Estates (excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Reorganizing Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders (other than as expressly provided herein).  As of the Effective Date, the Reorganized Companies may operate their business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

11.2                           Discharge of the Reorganizing Debtors.  Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Reorganizing Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Reorganizing Debtors, subject to the Effective Date occurring.  Solely with respect to the United States (which term shall include for the purposes of this Plan, all agencies and entities of the United States), the discharge provisions set forth in this Article 11.2 shall not operate to expand the Reorganizing Debtors’ discharge rights beyond those established by the Bankruptcy Code.  The discharge provisions set forth in this Article 11.2 are not intended and shall not be construed, to bar the United States from pursuing any police or regulatory action against the Reorganizing Debtors or Reorganized Debtors.

11.3                           Compromises and Settlements.  In accordance with Article 9.6 of this Plan, pursuant to Bankruptcy Rule 9019(a), without further order of the Bankruptcy Court, the Reorganizing Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons.  The Reorganizing Debtors expressly reserve the right to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date.  After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 11.1 of this Plan.

11.4                           Releases by Reorganizing Debtors.

a.                                       Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Reorganizing Debtor, in its individual capacity and as a debtor-in-possession, for and on behalf of its Estate, shall release and discharge and be deemed to have released and discharged all Released Parties for and from any and all Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Reorganizing Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Reorganizing Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases.  Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release any of the Reorganizing Debtors, the ATSB Lender Parties, the New Investor, Southwest, the ATSB Lenders or their respective Affiliates from their obligations under the Plan, the Investment Agreement, the Southwest Codeshare Agreement, the Southwest Bid, the Amended and Restated ATSB Loan Documents, the ATSB Lenders Settlement Agreement or the transactions contemplated thereby, to release Southwest from any other contracts between Reorganizing Debtors and Southwest, or to release the City of Chicago with respect to the Chicago Release Carve Out.

b.                                      No provision of this Plan or of the Confirmation Order, including, without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

c.                                       The Reorganized Debtors and any newly-formed entities that will be continuing the Reorganizing Debtors’ businesses after the Effective Date shall be bound, to the same extent the Reorganizing Debtors are bound, by all of the releases set forth above.

11.5                           Releases by Holders of Claims and Interests.  On the Effective Date each Person that votes to accept the Plan, to the fullest extent permissible under applicable law, in consideration for the obligations of the Reorganizing Debtors and the Reorganized Debtors under the Plan and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan (each a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that this Article 11.5 shall not release any Released Party from any Cause of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, or (iii) any criminal laws of the United States or any domestic state, city or municipality.  Nothing set forth in this Plan or the Confirmation Order shall be construed to preclude the United States from pursuing any cause of action against any of the Released Parties based upon any civil laws of the United States.  Nothing in this Section 11.5 is intended to permit the United States to assert any claim against any of the Reorganizing Debtors, or Reorganized Debtors for the payment of money for acts or omissions occurring prior to the Confirmation Date.  A vote by any governmental agency or entity in favor of the Plan does not constitute acceptance of the Plan by any other government agency or entity or by the United States as a whole.

11.6                           Setoffs.  The Reorganizing Debtors may, but shall not be required to, set off against any Claim (except for the 1996-1997 EETC Aircraft Rejection Claim), and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Reorganizing Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganizing Debtors or the Reorganized Debtors of any such claim that the Reorganizing Debtors or the Reorganized Debtors may have against the holder of such Claim.

11.7                           Satisfaction of Subordination Rights.  All Claims against the Reorganizing Debtors and all rights and claims between or among the holders of Claims relating in any manner whatsoever to distributions on account of Claims against the Reorganizing Debtors, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to the holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date.  Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by the holder of any Claim by reason of any subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

11.8                           Exculpation and Limitation of Liability.  Except as otherwise specifically provided in this Plan (including Article 11.5), the Reorganizing Debtors, the Reorganized Debtors, the Creditors’ Committee, the members of the Creditors’ Committee in their capacities as such, the New DIP Lenders, Southwest, the New Investor, the ATSB Lender Parties (solely in such capacity) and BearingPoint, Inc. (formerly KPMG Consulting, Inc.), as Loan Administrator under the ATSB Loan Agreement, the Indenture Trustee and Wilmington Trust Company, in its capacity as loan trustee, subordination agent, pass through trustee or similar capacity under the Aircraft Equipment financing arrangements concerning the 2000-1 EETC Aircraft and 1996-1997 EETC Aircraft (except with respect to the Wilmington Release Carve Out) and any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors (including Jefferies), investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any holder of a Claim or an Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Reorganizing Debtors’ Chapter 11 Cases, negotiation and filing of the Plan, filing the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release any of the Reorganizing Debtors, the Reorganized Debtors, the ATSB, the New Investor, Southwest, the ATSB Lender Parties or their respective Affiliates from their obligations under the Plan, the Investment Agreement, the Southwest Codeshare Agreement, the Southwest Bid, the Amended and Restated ATSB Loan Documents, the ATSB Lenders Settlement Agreement or the transactions contemplated thereby or to release Southwest from any other contracts between Reorganizing Debtors and Southwest.

11.9                           Indemnification Obligations.  Except as specifically provided in this Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights, all Indemnification Rights, except (i) those based upon any act or omission arising out of or relating to any Indemnitee’s service with, for, or on behalf of the Reorganizing Debtors on or after the Petition Date, and (ii) those held by Persons who served during the Chapter 11 Cases as the Reorganizing Debtors’ respective officers, directors, or employees and/or serve in such capacities (or similar capacities) after the Effective Date, shall be released and discharged on and as of the Effective Date; provided that the Indemnification Rights excepted in subparts (i) and (ii) shall remain in full force and effect on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases.

11.10                     Injunction.  The satisfaction, release, and discharge pursuant to this Article XI shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.  Notwithstanding the foregoing, nothing in this Plan shall enjoin or otherwise impair any right of setoff and/or recoupment that the United States may otherwise have or be construed to preclude the United States from pursuing any regulatory or police action against any Reorganizing Debtor or Reorganized Debtor.

ARTICLE XII

CONDITIONS PRECEDENT

12.1                           Conditions to Confirmation.  The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Article 12.3 of the Plan:

a.                                       The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance acceptable to the Plan Proponents, the New Investor, Southwest, ATSB, and the Creditors’ Committee.

b.                                      The Confirmation Order shall be in form and substance reasonably acceptable to the Plan Proponents, the New Investor, Southwest, ATSB, and the Creditors’ Committee.

12.2                           Conditions to Consummation.  The Effective Date shall occur on or prior to February 28, 2006, unless such date is extended by the Plan Proponents, the New Investor, Southwest, the Creditors’ Committee, and the ATSB.  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of the Plan:

a.                                       The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption or rejection of unexpired leases and executory contracts (as the case may be) by the Reorganizing Debtors as contemplated by Article 8.1 hereof.

b.                                      The Reorganizing Debtors and the New Investor shall have executed the Investment Agreement, which shall remain in full force and effect.

c.                                       All conditions precedent to the closing of the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof and the closing of the Investment Agreement shall have occurred.

d.                                      The Confirmation Order shall have been entered by the Bankruptcy Court and shall remain unstayed.

e.                                       The Confirmation Date shall have occurred.

f.                                         All documents effectuating the transactions contemplated by the Restructuring Term Sheet shall have been executed and delivered by all parties thereto, and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived in accordance with the terms thereof.

g.                                      All other actions, documents, consents and agreements necessary to implement the Plan shall have been effected, obtained and/or executed.

h.                                      All conditions precedent to the closing of the Amended and Restated ATSB Loan Documents shall have been satisfied or waived in accordance with the terms thereof.

12.3                           Waiver of Conditions to Confirmation or Consummation.  The conditions set forth in Articles 12.1, and 12.2 of the Plan may be waived by the Plan Proponents, such waiver to be acceptable to the New Investor in its sole and absolute discretion, and with the consent of Southwest, ATSB and the Creditors’ Committee, not to be unreasonably withheld, without any notice to other parties-in-interest or the Bankruptcy Court and without a hearing.  The failure of the Plan Proponents in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE XIII

RETENTION OF JURISDICTION

13.1                           Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

a.                                       to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Reorganizing Debtors are a party or with respect to which the Reorganizing Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

b.                                      to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the

Plan, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

c.                                       to adjudicate any and all disputes arising from or relating to the distribution or retention of the New Shares, or other consideration under the Plan;

d.                                      to ensure that distributions to holders of Allowed Claims and holders of Allowed Interests are accomplished as provided herein;

e.                                       to hear and determine any and all objections to the allowance of Claims and Interests and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

f.                                         to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

g.                                      to issue orders in aid of execution, implementation, or consummation of the Plan;

h.                                      to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

i.                                          to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

j.                                          to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

k.                                       to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

l.                                          to hear and determine all suits or adversary proceedings to recover assets of the Reorganizing Debtors and property of their Estates, wherever located;

m.                                    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

n.                                      to hear any other matter not inconsistent with the Bankruptcy Code;

o.                                      to hear and determine all disputes involving the existence, nature, or scope of the Reorganizing Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

p.                                      to enter a final decree closing the Chapter 11 Cases; and

q.                                      to enforce all orders previously entered by the Bankruptcy Court.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests and Retained Actions.  Notwithstanding the foregoing, the Reorganizing Debtors and any party may agree in writing that the jurisdiction of the Bankruptcy Court, as delineated in Article XII, shall not be exclusive, but concurrent with other courts of competent jurisdiction.  Provided, however, that nothing herein shall constitute a waiver by the United States of any right it may have to assert that the Bankruptcy Court lacks jurisdiction over any matter set forth in Article XIII.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1                           Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Reorganizing Debtors, the Reorganized Debtors, the New Investor, Southwest, the ATSB Lender Parties, all present and former holders of Claims and Interests, other parties-in-interest and their respective heirs, successors, and assigns.

14.2                           Modification and Amendments.  The Plan Proponents, with the consent of Southwest, the Creditors’ Committee and the ATSB (not to be unreasonably withheld), may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing.  After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Plan Proponents may, under section 1127(b) of the Bankruptcy Code, with the consent of Southwest, the Creditors’ Committee and the ATSB (not to be unreasonably withheld), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

14.3                           Committees.

a.                                       Dissolution of Creditors’ Committee.  Effective on the Effective Date, the Creditors’ Committee and any other committee appointed in the Chapter 11 Cases shall dissolve automatically as official committees appointed in the Chapter 11 Cases (but shall except to the extent provided by some other order of the Bankruptcy Court remain intact in the chapter 11 cases of the Liquidating Debtors), whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims or reimbursement of expenses incurred as a member of the Creditors’ Committee and any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order or appeals therefrom.

b.                                      Post-Confirmation Committee.  On the Effective Date, there shall be formed a Post-Confirmation Committee (the “Post-Confirmation Committee”) with its duties limited to:  overseeing the General Unsecured Claims reconciliation and settlement process conducted by or on behalf of the Reorganized Companies; formulating with the Reorganized Companies appropriate procedures for the settlement of General Unsecured Claims; overseeing the distributions to the holders of General Unsecured Claims under the Plan; to appear before and be heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and such other matters as may be agreed upon between the Plan Proponents and the Post-Confirmation Committee or specified in this Plan.  The Post-Confirmation Committee shall consist of not less than three (3) nor more than five (5) members to be appointed by the Creditors’ Committee and may adopt by-laws governing its conduct.  For so long as the General Unsecured Claims reconciliation process shall continue, the Reorganized Companies shall make regular reports to the Post-Confirmation Committee as and when the Reorganized Companies and the Post-Confirmation Committee may reasonably agree upon.  The Post-Confirmation Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Companies shall pay the reasonable costs and expenses of the Post-Confirmation Committee, including reasonable professional fees, in the ordinary course without further order of the Court, which are not anticipated to exceed $50,000.

14.4                           Amendment, Revocation, Withdrawal, or Non-Consummation.

a.                                       Right to Revoke or Withdraw.  The Plan Proponents reserve the right to amend, revoke or withdraw the Plan at any time prior to the Effective Date.

b.                                      Effect of Withdrawal, Revocation, or Non-Consummation.  If the Plan Proponents revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement, or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void.  In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Reorganizing Debtors or any other Person, to prejudice in any manner the rights of the Reorganizing Debtors or any Person in any further proceedings involving the Reorganizing Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

Notices. Any notice required or permitted to be provided to the Reorganizing Debtors, the Reorganizing Companies, the New Investor, Southwest, the Creditors’ Committee or the ATSB under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Reorganizing Debtors or the Reorganized Debtors:

ATA Holdings Corp.

7337 Washington Street

Indianapolis, IN 46231

Attention:  General Counsel

with a copy to:

Baker & Daniels LLP

300 North Meridian Street, Suite 2700

Indianapolis, Indiana 46204

Attention:  James M. Carr, Esq.

If to the Creditors’ Committee:

John Hancock Funds

101 Huntington Avenue

Boston, Massachusetts 02199-7603

Attention:  Arthur Calavritinos

Flying Food Group, LLC

212 North Sangamon Street - Suite 1-A

Chicago, Illinois 60601

Attention:  David Cotton

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

Attention:  Lisa Beckerman

If to the New Investor, New DIP Lender, or MatlinPatterson:

MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention:  David Matlin

and

MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention:  Michael Watzky

with a copy to:

Sidley Austin Brown and Wood LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Duncan N. Darrow

    Gilles Sion

and

Sidley Austin Brown and Wood LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Shalom L. Kohn

If to Southwest

Southwest Airlines Co.

P.O. Box 36611

2702 Love Field Drive

Dallas, Texas 75235

Attention:  Laura Wright

with a copy to:

Bell, Boyd & Lloyd LLC

70 W. Madison St., 3100

Chicago, IL 60602

Attention:  David F. Heroy

If to the ATSB:

Air Transportation Stabilization Board

1120 Vermont Avenue, N.W.

Washington, D.C. 20020

Attention: Mark R. Dayton, executive Director

with a copy to:

United States Department of Justice

Commercial Litigation Branch

Civil Division

P.O. Box 875, Ben Franklin Station

Washington, D.C. 20044

For Overnight Delivery:

1100 L Street, NW

Room 10006

Washington, DC 20005

Fax:  (202) 307-0494

(202) 514-9163

Attn:                    Andrea Horowitz Handel

Matthew J. Troy

andrea.handel@usdoj.gov

matthew.troy@usdoj.gov

and

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, NY 10178-0061

Fax:  (212) 697-1559

Attn:                    Steven J. Reisman

Andrew M. Thau

sreisman@cm-p.com

athau@cm-p.com

14.5                           Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

14.6                           Term of Injunctions or Stays.  Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date; provided, however, that any injunctions or stays related to any interest in property that has not revested with the Reorganizing Debtors as of the Effective Date shall remain in full force and effect beyond the Effective Date until such time as such property revests in the Reorganizing Debtors in accordance with Article 11.1 of the Plan.

14.7                           Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Indiana shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).  Corporate governance matters shall be governed by the laws of the state of incorporation of the applicable Reorganizing Debtor or Reorganized Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dated:             Indianapolis, Indiana

December 14, 2005

ATA HOLDINGS CORP.
ATA AIRLINES, INC.,
ATA LEISURE CORP.,
ATA CARGO, INC., and
EXECUJET
DEBTORS AND DEBTORS-IN-POSSESSION AS PROPONENTS

By:	/s/ John G. Denison
John G. Denison
Chairman and Chief Executive Officer
ATA Holdings Corp.
And authorized signatory for each of the other Reorganizing Debtors

MATLINPATTERSON GLOBAL ADVISERS, LLC,
AS CO-PROPONENT ON BEHALF OF THE NEW INVESTOR

By:	/s/ David Matlin
Chief Executive Officer

James M. Carr

Terry E. Hall
Stephen A. Claffey
Jeffrey C. Nelson

BAKER & DANIELS LLP

300 North Meridian Street

Suite 2700

Indianapolis, Indiana 46204

(317) 237-1190

Jerald I. Ancel
Michael O’Neil
Jeffrey J. Graham
SOMMER BARNARD ATTORNEYS, PC
1 Indiana Square, Suite 3500
Indianapolis, IN 46204
Telephone: 317-713-3500
Facsimile: 317-713-3699

Wendy W. Ponader (#14633-49)
PONADER & ASSOCIATES, LLP
5241 North Meridian Street
Indianapolis, Indiana 46208
Telephone: (317) 496-3072
Facsimile: (317) 257-5776

ATTORNEYS FOR: ATA HOLDINGS CORP., ATA AIRLINES, INC., ATA LEISURE CORP., ATA CARGO, INC. AS REORGANIZING DEBTORS